UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.   )
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Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
RENT THE RUNWAY, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

10 Jay Street
Brooklyn, NY 11201
May 24, 2022
To our stockholders:
I am pleased to invite you to attend Rent the Runway, Inc.’s 2022 Annual Meeting of Stockholders to be held on Wednesday, July 13, 2022 at 9:00 a.m., Eastern Time. Our Annual Meeting will be a “virtual meeting” of stockholders, which will be conducted exclusively online via live webcast.
The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the Annual Meeting. Details regarding how to attend the meeting and the business to be conducted at the Annual Meeting are more fully described in the Notice of Annual Meeting and Proxy Statement.
Your vote is very important. Whether you plan to participate in the Annual Meeting or not, please be sure to vote. Voting instructions can be found on page 6 of the proxy statement.
On behalf of the Board of Directors and the management team, thank you for your ongoing support of and continued interest in Rent the Runway.
Sincerely,

Jennifer Hyman
Co-Founder, CEO & Chair
Rent the Runway, Inc.

Notice of 2022 Annual
Meeting of Stockholders
Date: July 13, 2022
Time: 9:00 a.m. Eastern Time
Place: www.virtualshareholdermeeting.com/RENT2022
Record Date: May 18, 2022
Meeting Agenda:
•
Elect Tim Bixby, Jennifer Fleiss, and Carley Roney as Class I Directors to serve until the 2025 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified;

•	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023; and
•	Transact any other business that may properly come before the Annual Meeting.
Holders of record of our outstanding shares of capital stock, composed of Class A common stock and Class B common stock, at the close of business on May 18, 2022, are entitled to notice of and to vote at the Annual Meeting. A complete list of these stockholders will be available for examination by any stockholder during the 10 days prior to the Annual Meeting for a purpose relevant to the meeting by sending an email to annualmeeting@renttherunway.com and stating the purpose of the request and providing proof of ownership of Rent the Runway stock. This list of stockholders will also be available on the bottom panel of your screen during the meeting after entering the 16 digit control number included on the Notice of Internet Availability of Proxy Materials or any proxy card that you received, or on the materials provided by your bank or broker. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying proxy statement and to submit your proxy or voting instructions as soon as possible. Even if you have voted by proxy, you may still vote during the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank, trustee, or nominee and you wish to vote during the Annual Meeting, you must follow the instructions from such broker, bank, trustee, or nominee.

Cara Schembri
General Counsel and Secretary
May 24, 2022
Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Stockholders to be Held on July 13, 2022: The proxy statement and the annual report to stockholders are available at www.proxyvote.com.

Proxy Overview
This overview does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
References in this Proxy Statement to (i) “we,” “us,” “our,” “ours,” “RTR,” “Rent the Runway” and the “Company” refer to Rent the Runway, Inc. and its subsidiary and (ii) “stockholders” refers to holders of our Class A common stock and Class B common stock.
This proxy statement and the Company’s Annual Report to Stockholders for the fiscal year ended January 31, 2022 (the “2021 Annual Report”) will be released on or about May 24, 2022 to our stockholders on the Record Date. On the same date, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) containing instructions on how to access this proxy statement and our 2021 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2021 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Internet Notice. If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in the materials.
Meeting Date: July 13, 2022
Record Date: May 18, 2022
Meeting Time: 9:00 am Eastern Time
Virtual Meeting Only: www.virtualshareholdermeeting.com/RENT2022
Agenda:
	Proposal	Board Recommendation	Reference Page
Proposal 1	The election of Tim Bixby, Jennifer Fleiss, and Carley Roney as Class I Directors to serve until the 2025 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified	For all nominees	11
Proposal 2	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023	For	26
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About Rent the Runway
Our mission is to power women to feel their best every day.
Since our founding in November 2008, we have built the world’s first and largest shared designer closet with over 19,000 styles by over 780 brand partners. We give customers access to our “Unlimited Closet” through our Subscription offering or the ability to rent a-la-carte through our Reserve offering. We also give our subscribers and customers the ability to buy our products through our Resale offering. Our Closet in the Cloud offers a wide assortment of items for every occasion, from evening wear and accessories to ready-to-wear, workwear, denim, casual, maternity, outerwear, blouses, knitwear, loungewear, jewelry, handbags, activewear, ski wear, home goods, and kidswear. We have served over 2.5 million lifetime customers across all of our offerings and we had 159,544 total subscribers (active and paused) as of January 31, 2022.
We have created a two-sided discovery engine: customers are finding new brands they love and brand partners are finding new customers they need. For customers, we unlock freedom of self-expression through access to our “Unlimited Closet” that has a constantly rotating supply of styles for all occasions, seasons, moods, and price points. This leads to deep engagement with our platform as customers discover new brands they love. Brand partners are able to tap into our large, engaged community to discover new customers and get unparalleled data insights. All of this helps them grow their businesses and encourages them to partner more closely with us over time.
Fiscal Year 2021 Business Highlights
•	115,240 ending Active Subscribers, representing an increase of 110% year-over-year from 54,797 at the end of the fiscal year 2020.
•	159,544 ending Total Subscribers, representing an increase of 68% year-over-year from 95,245 at the end of the fiscal year 2020.
•	Revenue was $203.3 million, a 29% increase year-over-year from $157.5 million in fiscal year 2020.
•	Gross Profit was $69.7 million which increased from $15.5 million in fiscal year 2020. Gross margin was 34.3% in fiscal year 2021, as compared to 9.8% in fiscal year 2020.
•	Net Loss was $(211.8) million, as compared to $(171.1) million in fiscal year 2020. Net Loss as a percentage of revenue was (104.2)%, as compared to (108.6)% in fiscal year 2020.
•
Adjusted EBITDA was $(19.2) million, as compared to $(20.3) million in fiscal year 2020. Adjusted EBITDA margin was (9.4)%, as compared to (12.9)% in fiscal year 2020. See “Non-GAAP Financial Measures” in “Annex A” for a reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure calculated in accordance with GAAP.

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Environmental and Social Impact
We believe that we have a strong track record of programs and initiatives that have yielded notable accomplishments, including:
Environmental
In 2021, we commissioned a Life Cycle Assessment1, or LCA Study, to understand the environmental impact of our platform, which confirmed that renting from RTR results in net environmental savings compared to purchasing new clothing. We estimate, on a weighted average basis per rental garment, a net reduction of:

[1]
We commissioned a first of its kind study in the U.S. with Green Story and SgT, third-party consultants specializing in apparel Life Cycle Assessments, to further understand the impact of RTR’s rental platform compared to existing linear models in the fashion industry.

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Our rental model displaced the need for production of 1.3 million estimated new garments over the past decade.2
•
As of June 2021, RTR performed 4.1 million garment repairs to extend the useful life of our rental garments, and diverted 1.1 million decommissioned rental items from going into a landfill via resale, donation, or recycling.

•	RTR launched our patented garment bag in 2014, setting a new standard for reusable packaging.
•	In fiscal year 2022, we began offsetting all carbon emissions from shipping products to and from customers.
Social
•
RTR equalized leave benefits across all full-time hourly and salaried U.S. employees on our corporate, customer experience, and warehouse teams in 2018, including parental leave, family paid sick leave, bereavement leave, and sabbatical benefits.

•	RTR has invested more than $1 million to support Black-owned businesses since June 2020.
•
RTR increased the penetration of racial and ethnic minority[3] designers featured on our platform from 4% of brands in the fall of 2020 to 10% in spring 2021. Furthermore, we increased the representation of racial and ethnic minority models featured on our platform from 40% in fiscal year 2019 to 54% in fiscal year 2020.

As a business founded by and for women, Diversity, Equity, and Inclusion, or DE&I, has always been and will continue to be a priority for our organization. Given our pursuit of women’s empowerment for over a decade, we are immensely proud that our IPO was the first-ever IPO with a female Founder/CEO, CFO, and COO leading the company, and of the representation of women on our executive team and board of directors.

[2]
Displacement by category was calculated by the total amount of wears of RTR products (or “Rental Wears”), then estimating how many garments otherwise would have been bought and worn in the traditional manner (which is not a rental model, known here as “Linear Wears”) had the RTR Rental Wears not taken place. Specifically, this displacement is calculated by (Rental Wears - Linear Wears) / Linear Wears. The displacement per category was then multiplied by the estimated number of units across all product categories from 2010 to 2021. Environmental savings are based on results of the LCA Study and specifically the net upstream production impact across 12 product categories assessed in the LCA Study: blouses, sweaters, skirts, jeans, pants, jumpsuits, daytime dresses, maxi dresses, gowns, cocktail dresses, jackets, and coats. These categories represented approximately 85% of our 2019 product assortment. Examples of categories not included in our calculations include accessories and home goods. These savings calculations reflect the difference between the rental model and the full environmental cost of purchasing under the linear model.

[3]
American Indian or Alaskan Native, Asian, Black or African American, Hispanic/Latino, Native Hawaiian or other Pacific Islander, Middle Eastern or North African, or two or more races. While we recognize that these racial and ethnic categories do not reflect the complexities of an individual’s identity nor do they acknowledge the systemic and historical exclusion of these communities, we use these categories for reporting as required by the U.S. Equal Opportunity Commission.

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Corporate Governance
Key Highlights
We carefully consider our corporate governance practices and believe that they are appropriately tailored to our business and promote the long-term interests of our stockholders. Our corporate governance practices include:
•	All directors on the Board are independent, except for our CEO
•	All of our committee members are independent
•	Regular executive sessions of independent directors
•	Board comprised of sophisticated, fully engaged directors with diverse relevant expertise
•	Board and committees with an active role in risk management oversight
•	Robust code of conduct applicable to directors, officers, and employees
•	Periodic Board and committee self-evaluations
•
Annual reviews of our Committee charters, and regular reviews of other corporate governance policies, including corporate governance guidelines, and code of conduct, to ensure they are appropriate for a company of our stage of development and market size

•	Policy of no pledging without prior Board approval and no hedging of RTR shares for current employees and directors
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Voting and Meeting Information
What is the purpose of this proxy statement?
We are sending you this proxy statement because the Board of Directors of Rent the Runway is inviting you to vote (by soliciting your proxy) at our Annual Meeting of Stockholders on July 13, 2022 at 9:00 a.m., Eastern Time. This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.
Who is entitled to vote at the Annual Meeting?
Stockholders as of the close of business on May 18, 2022, the record date, are entitled to attend and vote at the Annual Meeting. There were approximately 61,028,051 shares of Class A common stock and 3,045,917 shares of Class B common stock outstanding on May 18, 2022 entitled to vote.
The meeting webcast will begin promptly at 9:00 a.m. Eastern Time, and will be accessible at www.virtualshareholdermeeting.com/RENT2022. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m., Eastern Time, and you should allow ample time for the check-in procedures.
How many votes per share do I have?
Each share of our Class A common stock has one vote per share and each share of our Class B common stock has twenty votes per share. Our Class A and Class B common stock will vote together as a single class on all matters to be voted upon at the annual meeting.
How do I vote in advance of the meeting?
If, on May 18, 2022, your Rent the Runway the shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record and you can vote your shares in one of two ways: either by proxy or during the virtual Annual Meeting electronically.
If you choose to vote by proxy, you may do so:
By Internet	You can vote over the internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card;
By Telephone	You can vote by telephone by calling toll-free 1-800-690-6903 and following the instructions on the Internet Notice or proxy card; or
By Mail	You can vote by mail by signing, dating, and mailing the proxy card (if you received one by mail) to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If, on May 18, 2022, your shares were held in “street name” through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are held in “street name,” you may visit www.proxyvote.com and enter the 16-digit control number included in the Internet Notice or voting instruction card provided to you by your bank or brokerage firm. If you hold your shares in street name and you did not receive a 16-digit control number, you may need to log in to your bank or brokerage firm’s website to access the meeting and vote. Instructions should also be provided on the Internet Notice or voting instruction card provided by your bank or brokerage firm.
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Can I ask questions at the Annual Meeting?
In order to ensure stockholders are afforded the same rights and opportunities to participate in the Annual Meeting as an in-person meeting, we will hold a live Q&A session, during which we intend to answer questions submitted online during the meeting that are pertinent to the Company and the meeting matters, for up to fifteen minutes following the completion of the Annual Meeting.
Only stockholders of record as of the record date for the Annual Meeting and their proxy holders who have logged in using a 16-digit control number may submit questions or comments.
You will be able to ask questions by joining the virtual Annual Meeting at www.virtualshareholdermeeting.com/RENT2022 and typing your question in the box in the Annual Meeting portal.
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. In accordance with the rules of conduct, we ask that you limit your remarks to one brief question or comment that is relevant to the Annual Meeting or Rent the Runway’s business and that remarks are respectful of your fellow stockholders and meeting participants. Questions may be grouped by topic by Rent the Runway’s management with a representative question read aloud and answered. In addition, questions may be deemed to be out of order if they are, among other things, irrelevant to our business, repetitious of statements already made, or in furtherance of the speaker’s own personal, political, or business interests. Questions will be addressed in the Q&A portion of the Annual Meeting.
What if I need technical assistance accessing or participating in the virtual Annual Meeting?
If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Annual Meeting log in page. Technical support will be available starting at 8:30 a.m. Eastern Time on July 13, 2022.
What if I lose my 16-digit control number?
If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions, or access the list of stockholders as of the record date.
What is the deadline for voting?
If you are a stockholder of record, your ability to vote by proxy by internet or telephone will end at 11:59 p.m. Eastern Time on July 12, 2022. If you prefer to vote by mail, you should complete and return the proxy card as soon as possible, so that it is received no later than the closing of the polls at the Annual Meeting on July 13, 2022. You will also be able to vote by attending and voting at the virtual Annual Meeting on July 13, 2022. However, we recommend that you submit your proxy in advance in the event your plans change or you are unable to attend the Annual Meeting.
If your Rent the Runway shares are held in an account with a broker, bank, trustee, or nominee, you should vote in accordance with the instructions from your broker, bank, trustee, or nominee.
What happens if I do not vote?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet, or online during the meeting, your shares will not be voted.
If your Rent the Runway shares are held in an account with a broker, bank, trustee, or nominee, and you do not instruct your broker, bank, trustee, or nominee how to vote your shares, your broker, bank, trustee, or nominee may still be able to vote your shares in its discretion. In this regard, brokers, banks, and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered under applicable exchange rules to be “routine,” but not with respect to “non-routine” matters. Proposal No. 1 (Election of Directors) is considered to be “non-routine” under applicable exchange rules, meaning that your
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broker may not vote your shares on this proposal in the absence of your voting instructions, which would result in a “broker non-vote.” Proposal No. 2 (Ratification of Auditors), however, is considered to be a “routine” matter, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal No. 2. See “How many votes are required to approve each proposal?” below for more information. Please instruct your broker bank, trustee, or nominee to ensure that your vote will be counted.
What is a “vote withheld” and an “abstention” and how will votes withheld and abstentions be treated?
A “vote withheld,” in the case of the proposal regarding the election of directors, or an “abstention,” in the case of the proposal regarding the ratification of the appointment of our auditors, represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions are counted as present and entitled to vote for purposes of determining a quorum. Votes withheld have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of our auditors.
What if I return a proxy card but do not make specific choices?
If you submit a properly signed proxy card but do not provide any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board, which are indicated above and with each proposal in this proxy statement. We know of no other business that will be presented at the Annual Meeting. However, if any other matter is properly presented at the meeting, the persons named as proxies will vote your shares using his or her best judgment.
Can I change my vote or revoke my proxy?
Yes. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you may change your vote or revoke your proxy at any time prior to the final vote at the virtual Annual Meeting on July 13, 2022 by:
•	providing a new proxy bearing a later date (which automatically revokes the earlier proxy) by internet, telephone, or mail (and until the applicable deadline for each method);
•	by submitting written notice of revocation to the Secretary of the Company prior to the Annual Meeting; or
•	attending and voting at the virtual Annual Meeting.
Your most recent proxy submitted by proxy card, internet, or telephone is the one that will count. Your attendance at the virtual Annual Meeting by itself will not revoke your proxy if you do not also vote at the virtual Annual Meeting.
If you hold shares in an account with a broker, bank, trustee, or nominee, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee in accordance with the instructions they provide to you. If you have obtained a valid proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, you may change your vote by attending the virtual Annual Meeting and voting.
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How many votes are required to approve each proposal?
Proposal	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes*
1. Election of Directors	Each director is elected by a plurality of the votes cast. The three director nominees receiving the highest number of “FOR” votes will be elected.	Not applicable	No effect. Brokers may not vote the shares if not instructed by the proxyholder, as this matter is considered “non-routine”
2. Ratification of Auditors	Decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.	No effect	No effect. Brokers may vote the shares if not instructed by the proxyholder, as this matter is considered “routine”
* A “broker non-vote” occurs when a beneficial owner of shares held by a broker, bank, trustee, or nominee does not give voting instructions to his or her broker, bank, or other securities intermediary as to how to vote on matters deemed to be “non-routine” and, as a result, the broker, bank, or other securities intermediary may not vote the shares on those matters. As discussed above, this would be the case for Proposal No. 1, which is considered a “non-routine” matter. Therefore, we would expect broker non-votes to result from this proposal. We urge you to provide instructions so that your shares held in a stock brokerage account or by a bank or other record holder may be voted.
Who will count the votes?
Representatives of Broadridge Financial Services, Inc. will tabulate the votes and act as inspectors of election.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, electronically or by proxy, of the holders of a majority in voting power of common stock issued and outstanding and entitled to vote on the record date will constitute a quorum. If a quorum is not present, we will not be able to conduct any business, and the Annual Meeting will be adjourned, or rescheduled, by the chairperson of the meeting for a later date.
Instructions to “withhold” authority to vote in the election of directors, abstentions, and broker non-votes will be counted as present for determining whether or not a quorum is present.
Where can I find the voting results of the Annual Meeting?
We plan to announce preliminary voting results at the Annual Meeting and will report the final voting results in a current report on Form 8-K within four business days of the Annual Meeting.
Who pays for the proxy solicitation expenses?
We are soliciting proxies on behalf of our Board and will pay the related costs. As part of this process, we reimburse brokers and other custodians, nominees, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to our stockholders. Our directors, officers, and employees may also solicit proxies in person, by telephone, or by other means of communication, and will not receive any additional compensation for soliciting proxies.
What does it mean if I receive more than one set of materials?
If you receive more than one set of materials, it means you hold your shares in more than one name or account. In order to vote all of your shares, you should sign and return all of the proxy cards you receive or follow the instructions for any alternative voting procedures on the proxy cards or the Internet Notices you receive.
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How do I obtain a separate set of proxy materials or request a single set for my household?
We have adopted a practice approved by the SEC called “householding.” This means that stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces printing costs, postage fees, and the environmental impact. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card.
If you prefer to receive a separate set of proxy materials or if you currently receive multiple copies and would like to request “householding” of your communications, please contact Broadridge by phone at 1 (866) 540-7095 or by mail to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If any stockholders in your household would like to receive a separate annual report or proxy statement, please send an email to annualmeeting@renttherunway.com. We will strive to promptly address your request.
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Proposal No. 1
Election of Directors
Our Board of Directors currently consists of 11 directors, who are divided into three classes with staggered three-year terms. At the Annual Meeting, three Class I directors are standing for election, each for a three-year term. The terms of office of directors in Class II and Class III do not expire until the annual meetings of stockholders to be held in 2023 and 2024, respectively.
The Board has nominated Tim Bixby, Jennifer Fleiss, and Carley Roney for election as Class I directors at the Annual Meeting.
Each director is elected by a plurality of the votes cast. The three director nominees receiving the highest number of “FOR” votes will be elected. If elected at the Annual Meeting, the nominees will serve until our 2025 annual meeting of stockholders and until their successors have been elected and qualified or until they resign, die, or are removed from the Board of Directors.
In connection with the initial public offering (“IPO”) of our Class A common stock in October 2021, we entered into a Stockholders Agreement (the “Stockholders Agreement”) between the Company and certain stockholders of the Company, including (i) the Founder (as defined below), (ii) the Bain Capital Ventures Entities (as defined below); and (iii) the Highland Entities (as defined below). As a result of the Stockholders Agreement and the aggregate voting power of the parties to the agreement, we expect that the parties to the agreement will control the election of directors at RTR. For more information, see “The Board and Corporate Governance—Stockholders Agreement.”
The nominees have consented to serve as director, if elected. We have no reason to believe that any of the nominees will be unable or unwilling to serve as director. If, however, a nominee is unavailable for election, your proxy authorizes us to vote for a replacement nominee if the Board names one.
The Board of Directors recommends a vote “FOR” each of the director nominees named above.
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Information About Board Nominees and Continuing Directors
Name	Age	Position	Director Since
Class I Directors
Tim Bixby (1)*†	57	Director	February 2021
Jennifer Fleiss (3)	38	Co-Founder; Director	March 2009
Carley Roney (3)	53	Director	May 2011
Class II Directors
Scott Friend (2)(4)	56	Director	July 2009
Melanie Harris (1)	43	Director	July 2021
Dan Nova (1)(2)†	60	Director	February 2010
Mike Roth (2)	55	Director	January 2020
Class III Directors
Jennifer Y. Hyman	41	Co-Founder; CEO; Chair	March 2009
Beth Kaplan (1)(2)*	64	Director	February 2014
Gwyneth Paltrow (3)	49	Director	May 2021
Dan Rosensweig (2)(3)*	61	Director	November 2012
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.
(3) Member of the Nominating and ESG Committee.
(4) Lead independent director.
* Committee chair.
† Financial expert.
Nominees to our Board of Directors - Class I Directors
Tim Bixby has served as a member of our Board of Directors since February 2021. Mr. Bixby has been the Chief Financial Officer of Lemonade, Inc., a consumer insurance provider, since June 2017. From 2016 to 2020, Mr. Bixby served as a member of the board of advisors of Sightworthy, an on-demand video marketing company. Prior to that, he served as the Chief Financial Officer of Shutterstock, Inc., a digital content licensing marketplace, from 2011 to 2015. Mr. Bixby holds a B.A. in Mathematics from Dartmouth College and an M.B.A. from Harvard Business School. We believe Mr. Bixby is qualified to serve on our Board of Directors because of his experience as a public company chief financial officer and his extensive knowledge of technology-based companies.
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Jennifer Fleiss co-founded RTR in November 2008 and has served as a member of our Board of Directors since March 2009. She previously served as our Head of Logistics and Business Development from November 2008 to March 2017. From March 2017 to January 2020, she served as the Co-Founder & Chief Executive Officer of JetBlack, a digital commerce platform and subsidiary of Walmart, Inc. Ms. Fleiss joined Volition Capital, a growth equity firm, in February 2021. She also serves as an advisor at investment firms Prelude Growth Partners and Torch Capital. Ms. Fleiss currently serves on the board of Apollo Strategic Growth Capital, a publicly-traded special purpose acquisition company; Party City, a publicly traded retail chain of party stores; and Shutterfly, Inc., a manufacturer and digital retailer of personalized products and services. Ms. Fleiss also serves as an advisor to the Lanvin Group. Ms. Fleiss holds a B.A. in Political Science from Yale University and an M.B.A. from Harvard Business School. We believe Ms. Fleiss is qualified to serve on our Board of Directors because of the perspective she brings as one of our Co-Founders, as well as her experience advising public and private companies.
Carley Roney has served as a member of our Board of Directors since May 2011. Ms. Roney is the co-founder and Chief Creative Officer of XO Group, creator of global leading digital wedding planning and e-commerce platform, The Knot. Under her leadership as co-founder and Chief Creative Officer from 1996 to 2018, XO Group became a public company with presence across multiple media platforms and partnerships across Asia, Europe, Australia, and Brazil. Ms. Roney also advises start-up companies and serves as a board member for two organizations focused on racial equity, Brooklyn Community Foundation and Power of Two. Ms. Roney holds a B.F.A. in Film and Television and an M.A. in Critical Theory from New York University. We believe Ms. Roney is qualified to serve on our Board of Directors because of her entrepreneurial expertise, her marketing and product innovation, and her public company management experience.
Class II Directors Whose Terms Expire at the 2023 Annual Meeting
Scott Friend has served as a member of our Board of Directors since July 2009 and as our lead independent director since October 2021. Mr. Friend has been a partner at Bain Capital Ventures, the venture capital division of Bain Capital, a multi-asset alternative investment firm, since September 2006. Mr. Friend currently serves on the board of directors of Persado, an AI-generated language platform; Attentive, a mobile marketing platform; Mirakl, a French cloud-based e-commerce company which provides online marketplace software to retailers, manufacturers, and wholesalers; mParticle, a customer data platform; 4Moms, a robotics company that makes high-tech baby gear; and Soona, a virtual content creation platform. Mr. Friend holds a B.A. in Engineering and Economics from Brown University and an M.B.A. from Harvard Business School. We believe Mr. Friend is qualified to serve on our Board of Directors because of his extensive corporate strategy, financial, and management experience.
Melanie Harris has served as a member of our Board of Directors since July 2021. Ms. Harris has been the Vice President, Strategy & Development at Nike, Inc., a footwear and clothing company, since May 2019. She previously served in various capacities at Bain & Company, a global consulting firm, from January 2010 to May 2019, most recently as a Partner. Ms. Harris holds a B.A. in Political Science from Yale University and an M.B.A. from Harvard Business School. We believe Ms. Harris is qualified to serve on our Board of Directors because of her extensive leadership experience with e-commerce and consumer products companies and her financial background.
Dan Nova has served as a member of our Board of Directors since February 2010. Mr. Nova has been a General Partner at Highland Capital Partners, a global venture capital firm with offices in Cambridge and Silicon Valley, since 1996. Since October 2020, Mr. Nova has also served as the Chief Investment Officer and a director of Highland Transcend Partners I Corp., a publicly-traded special purpose acquisition company. Mr. Nova also serves on the board of directors and compensation committee of ThredUp Inc., a publicly-traded online resale platform, and serves on the board of directors of a number of privately held companies, including Catalant, Clearco, Kyruus, and RapidSOS. Mr. Nova holds a B.S. in Computer Science and Marketing from Boston College and an M.B.A. from Harvard Business School. We believe Mr. Nova is qualified to serve on our Board of Directors because of his profound experience in the venture capital industry, financial expertise and extensive private and public board, financial, and management experience.
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Mike Roth has served as a member of our Board of Directors since January 2020. From 1999 to 2019, Mr. Roth served in various capacities at Amazon.com, Inc., an e-commerce and technology company, most recently as Vice President of Global Customer Fulfillment Operations & Transportation. Mr. Roth also currently serves on the board of directors for Inpost A.S, a Polish logistics company; Fleetpride, Inc., the largest truck and trailer parts distributor in the U.S.; and LaserShip, Inc., a last-mile delivery company. Mr. Roth holds a Diplom Chemiker degree in Chemistry from Universität Tübingen, Germany. We believe Mr. Roth is qualified to serve on our Board of Directors because of his extensive leadership experience in e-commerce companies and his knowledge in logistical operations.
Class III Directors Whose Terms Expire at the 2024 Annual Meeting
Jennifer Y. Hyman has served as our Co-Founder since November 2008 and our Chief Executive Officer and the Chair of our Board of Directors since March 2009. Prior to co-founding Rent the Runway, she served as Director of Business at IMG, a global talent management company, from 2006 to 2007. Ms. Hyman also serves on the board of directors of The Estee Lauder Companies Inc., a global manufacturer and marketer of luxury beauty products, and on the supervisory board of Zalando SE, a European online fashion platform. Ms. Hyman holds a B.A. in Social Studies from Harvard University and an M.B.A. from Harvard Business School. We believe Ms. Hyman is qualified to Chair our Board of Directors because of the perspective and experience she brings as our Chief Executive Officer and as one of our Co-Founders, as well as her proven innovation and expertise at the intersection of the consumer, retail, and technology sectors.
Beth Kaplan has served as a member of our Board of Directors since February 2014 and formerly served as our President and Chief Operating Officer from 2012 to 2015. Ms. Kaplan is the managing member of Axcel Partners, LLC, a venture capital firm investing in early stage and growth companies founded and led by women, and previously served as the President and Chief Operating Officer of GNC. Ms. Kaplan currently serves on the board of directors of a number of companies, including public companies Brilliant Earth, a jewelry company; Howard Hughes Corporation, a real estate development and management company; Crocs, a manufacturer of footwear; and private company, Cooper’s Hawk, a full-service restaurant and winery chain. Ms. Kaplan holds a B.S. in Marketing, Finance, and Economics and an M.B.A. from the Wharton School at the University of Pennsylvania. We believe Ms. Kaplan is qualified to serve on our Board of Directors because of her strategic, operational, and management and directorship experience in public and private companies.
Gwyneth Paltrow has served as a member of our Board of Directors since May 2021. Ms. Paltrow is an entrepreneur, an Oscar- and Emmy-winning actress, and a New York Times–bestselling author. She founded Goop, Inc., or goop—a global lifestyle brand and contextual commerce business—in 2008 and has served as the Chief Executive Officer since 2016, having previously served as the Chief Creative Officer since 2008. Under Ms. Paltrow’s direction, goop has expanded internationally to the United Kingdom and the European Union and has extended its ventures to include The goop Lab, a television show on Netflix; The goop Podcast; a book imprint; permanent and pop-up retail stores; a digital shop; live events; and goop-brand products across beauty, fashion, and wellness. We believe Ms. Paltrow is qualified to serve on our Board of Directors because of her entrepreneurial expertise, her deep understanding of consumer marketing, and her experience leading an e-commerce company.
Dan Rosensweig has served as a member of our Board of Directors since November 2012. Mr. Rosensweig has served as the President and Chief Executive Officer of Chegg, Inc., an education technology company, since February 2010 and as the Chairman of the board of directors since March 2010. Prior to that, Mr. Rosensweig served as Chief Operating Officer of Yahoo and developer, publisher, and distributor of Guitar Hero. Mr. Rosensweig also currently serves on the board of directors of Adobe Systems and Yumi. Mr. Rosensweig holds a B.A. in Political Science from Hobart and William Smith Colleges. We believe Mr. Rosensweig is qualified to serve on our Board of Directors because of his extensive experience as a public company chief executive officer and his knowledge of technology companies.
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The Board and Corporate Governance
Board Leadership Structure
Jennifer Hyman is the chair of our Board of Directors and Scott Friend serves as our lead independent director. Our Board of Directors believes that our current leadership structure provides us with effective leadership and is in the best interest of us and our stockholders. Ms. Hyman co-founded and has led our company since its inception. Her strategic vision and in-depth knowledge of our operations, opportunities, and challenges makes her well qualified to serve as both Chair and CEO. In addition, having a lead independent director strengthens the Board’s independence and oversight of our business.
As lead independent director, Mr. Friend’s responsibilities include:
•	presiding at all meetings of the Board at which the Chair is not present, including over executive sessions of the independent directors;
•	working with management to set board meeting schedules and agendas;
•	leading the board evaluation process with the Nominating and ESG Committee; and
•	acting as the liaison between the independent directors and the chair of our Board of Directors.
Our corporate governance guidelines provide the flexibility for our Board to modify our leadership structure in the future in a manner that it believes is in the best interest of the Company. The Board will continue to evaluate our leadership structure periodically and make changes in the future as it deems appropriate.
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Board Diversity
Our Nominating and ESG Committee is responsible for reviewing with the Board the appropriate characteristics, skills, and experience required for the Board of Directors as a whole and its individual members. As of the date of this proxy statement, 55% of the members of our Board of Directors identify as women. In its evaluation of director candidates, our Nominating and ESG Committee considers diversity factors such as gender, race, ethnicity, experience, and area of expertise, as well as other individual qualities and attributes that contribute to the total diversity of viewpoints and experience represented on the Board. The Board also considers other factors, including issues of character, integrity, judgment, potential conflicts of interest, and other commitments, as described below.
Board Diversity Matrix (as of May 24, 2022)
Total Number of Directors	11
	Female	Male	Non-Binary	Did not disclose gender
Part I: Gender Identity	6	5	—	—
Part II: Demographic Background
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	5	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Board Oversight of Risk
Our Board of Directors is responsible for overseeing our risk management process. The Board focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. The Board administers its oversight function directly as a whole and through its standing committees that address risks inherent in their respective areas of oversight. For example, our Audit Committee reviews matters that could have a significant impact on our financial statements. Our Compensation Committee is responsible for overseeing risks relating to our compensation plans, policies, and practices. Our Nominating and ESG Committee is responsible for overseeing risks related to certain corporate governance practices and overseeing our ESG strategy and progress.
Director Independence
Our Board of Directors assesses the independence of each director at least annually and has determined that, other than Jennifer Hyman, all current directors and director nominees are independent in accordance with Nasdaq listing standards and the applicable rules and regulations of the SEC. Ms. Hyman is not considered independent because she is an employee.
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In addition, our Board has determined that each member of our Audit Committee, Compensation Committee, and Nominating and ESG Committee is independent and, in the case of the Audit Committee and Compensation Committee, meets the heightened independence requirements applicable to each such Committee in accordance with the listing standards of Nasdaq and the applicable rules and regulations of the SEC.
Board Meetings
Our Board met five times during fiscal year 2021. Each current director attended at least 75% of the total number of fiscal year 2021 meetings of the Board and of each Committee on which he or she served, which were held during the period in which that director served. We encourage all directors and director nominees to attend the Annual Meeting; however, attendance is not mandatory. We completed our IPO in October 2021 and did not have an annual meeting of stockholders in fiscal year 2021.
Board Committees
Our Board has the following standing committees: the Audit Committee, the Compensation Committee, and the Nominating and ESG Committee. Members of these committees serve until their resignation or until otherwise determined by our Board. The composition and functions of each committee are described below. The charter of each committee, our Corporate Governance Guidelines, and our Code of Conduct are available on our investor website (investors.renttherunway.com) under “Governance-Governance Documents” or by writing to our offices at 10 Jay Street, Brooklyn, New York 11201.
Audit Committee
Our Audit Committee consists of the following members:
Tim Bixby - Chair
Melanie Harris
Beth Kaplan
Dan Nova
We have adopted an Audit Committee charter that outlines the principal functions of the Audit Committee, which include:
•	overseeing our corporate accounting and financial reporting processes;
•
managing the selection, engagement, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements and the effectiveness of our internal control over financial reporting, when required;

•
discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, our interim and year end results of operations;

•
developing procedures for the receipt, retention and treatment of complaints received by our company regarding accounting, internal accounting controls, or auditing matters and for employees to submit concerns anonymously about questionable accounting or auditing matters;

•	reviewing related party transactions;
•	pre-approving audit and permissible non-audit services to be performed by the independent registered public accounting firm; and
•	preparing the audit committee report that the SEC requires in our annual proxy statement.
Our Board of Directors has determined that Tim Bixby and Dan Nova are each an “audit committee financial expert” within the meaning of SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In fiscal year 2021, our Audit Committee met six times.
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Compensation Committee
Our Compensation Committee consists of the following members:
Beth Kaplan - Chair
Scott Friend
Dan Nova
Dan Rosensweig
Mike Roth
We have adopted a Compensation Committee charter that outlines the principal functions of the Compensation Committee, which include:
•	reviewing and recommending to our Board of Directors the compensation of our chief executive officer and other executive officers;
•	reviewing and recommending to our Board of Directors the compensation of our directors;
•	administering our equity incentive plans and other benefit programs;
•	reviewing and approving employment agreements and severance arrangements for our executive officers; and
•	overseeing our talent and employee development programs and our strategy, efforts, and results regarding diversity, equity, and inclusion.
Our Board has determined that each member of our Compensation Committee is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. In fiscal year 2021, our Compensation Committee met three times.
Nominating and ESG Committee
Our Nominating and ESG Committee consists of the following members:
Dan Rosensweig - Chair
Jennifer Fleiss
Gwyneth Paltrow
Carley Roney
We have adopted a Nominating and ESG Committee charter that outlines the principal functions of the Nominating and ESG Committee, which include:
•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our Board of Directors;
•	considering and making recommendations to our Board of Directors regarding the composition and chairmanship of the committees of our Board of Directors;
•	developing and making recommendations to our Board of Directors regarding corporate governance guidelines and matters;
•	overseeing periodic evaluations of the Board of Directors’ performance, including committees of the Board of Directors; and
•	overseeing our sustainability strategies, policies, and practices.
Our Nominating and ESG Committee did not meet in fiscal year 2021.
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Code of Conduct
Our Code of Conduct describes the standards of conduct expected of everyone at RTR. The code applies to all of our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. A copy of the code is available on our Investor Relations website at investors.renttherunway.com in the “Governance” section. In addition, we intend to post on our website all disclosures that are required by law or by Nasdaq rules concerning any amendments to, or waivers from, any provision of our Code of Conduct.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is currently, or has been within the past three years, one of our officers or an employee. None of our executive officers currently serves, or has served during the last year, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Director Nomination Process
The Nominating and ESG Committee is responsible for identifying and reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board, subject to any obligations and procedures governing the designation of directors to the Board that are included in the Stockholders Agreement. During the fiscal year ended January 31, 2022, no other relationship required to be disclosed by the rules of the SEC existed aside from those identified in this proxy statement.
Identifying and Evaluating Nominees
When identifying and evaluating potential director nominees, including current members of the Board who are eligible for re-election, the Nominating and ESG Committee seeks a balance of knowledge, experience, and capability on the Board and may consider the following:
•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•	personal and professional integrity;
•	experience as a board member of another publicly held company;
•	professional and academic experience relevant to our industry, operations, and target markets;
•	ability to exercise mature business judgment, including, but not limited to, the ability to make independent analytical inquiries;
•	leadership skills;
•	experience in finance and accounting and/or executive compensation practices;
•	sufficiency of time for preparation, participation, and attendance at Board meetings and committee meetings; and
•
diversity of background and perspective, including, with respect to age, gender, race, and geographic background as well as diversity of expertise and experience in substantive matters pertaining to our business relative to other Board members.

To facilitate the search process for director candidates, the Nominating and ESG Committee may solicit our current directors and executives for the names of potentially qualified candidates or may ask directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Nominating and ESG Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our stockholders. Once
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potential candidates are identified, the Nominating and ESG Committee reviews the backgrounds of those candidates, evaluates candidates’ independence from us and potential conflicts of interest, and determines if candidates meet the qualifications desired by the Nominating and ESG Committee of candidates for election as director.
Stockholder Recommendations and Nominees
The Nominating and ESG Committee and/or the Board will consider stockholder recommendations, so long as they comply with applicable law, our Bylaws, and the procedures described below. Stockholder recommendations for candidates to the Board must be received in writing and emailed to corporatesecretary@renttherunway.com or sent to our headquarters, Rent the Runway, Inc., 10 Jay Street, Brooklyn, NY 11201, to the attention of our General Counsel and Secretary. The recommendation must be received sufficiently in advance of our consideration of our director nominees for the next annual meeting and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and RTR within the last three years, and evidence of the recommending person’s ownership of RTR stock. Recommendations must also include a statement from the recommending stockholder in support of the candidate that addresses the criteria for Board membership, personal references, and the consent of the candidate to serve.
The Nominating and ESG Committee and/or the Board will review the qualifications of any candidate recommended by stockholders in accordance with the criteria described above. In addition, in the Nominating and ESG Committee’s and/or the Board’s discretion, its review may include interviewing references, performing background checks, direct interviews with the candidate, or other actions it deems necessary or proper.
Stockholders may also nominate candidates for election to our Board by following the procedures described in “Additional Information—Stockholder Proposals” below.
Stockholders Agreement
In connection with our IPO, we entered into a Stockholders Agreement (the “Stockholders Agreement”) between the (i) Company, (ii) Jennifer Y. Hyman, the Trust under Article Second UA dtd 9/19/2012 (the “2012 Trust”), the BS 2021 Family Trust (the “Family Trust”), the JYH 2021 Children’s Trust (the “Children’s Trust”, and, together with Jennifer Y. Hyman, the 2012 Trust and the Family Trust, the “Founder”), (iii) Bain Capital Venture Fund 2009, L.P. (“BCV Fund 2009”), BCIP Venture Associates (“BCIP Venture”) and BCIP Venture Associates-B (“BCIP Venture-B”, and, together with BCV Fund 2009 and BCIP Venture, the “Bain Capital Ventures Entities”), and (iv) Highland Capital Partners VIII Limited Partnership (“Highland Capital 8”), Highland Capital Partners VIII-B Limited Partnership (“Highland Capital 8-B”) and Highland Capital Partners VIII-C Limited Partnership (“Highland Capital 8-C” and, together with Highland Capital 8 and Highland Capital 8-B, the “Highland Entities”).
This Stockholders Agreement requires us to, among other things, nominate a number of individuals for election as our directors at any meeting of our stockholders, such that:
a)
The Bain Capital Ventures Entities are entitled to designate for nomination one director for so long as the Bain Capital Ventures Entities beneficially own, directly or indirectly, in the aggregate at least five percent (5%) of all issued and outstanding shares of Class A common stock;

b)
The Highland Entities are entitled to designate for nomination one director for so long as the Highland Entities beneficially own, directly or indirectly, in the aggregate at least five percent (5%) of all issued and outstanding shares of Class A common stock;

c)
The Founder is entitled to designate for nomination (i) nine directors for so long as the Founder beneficially owns, directly or indirectly, in the aggregate shares of Class A common stock and Class B common stock representing fifteen percent (15%) or more of the total voting power of all issued and outstanding shares of Class A common stock and Class B common stock and (ii) five directors for so long

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as the Founder beneficially owns, directly or indirectly, in the aggregate shares of Class A common stock and Class B common stock representing less than fifteen percent (15%) but at least five percent (5%) or more of the total voting power of all issued and outstanding shares of Class A common stock and Class B common stock; and
d)	Jennifer Hyman shall be nominated by the Board as a director for so long as she serves as the Chief Executive Officer of the Company (and she shall serve as one of the Founder’s director designees).
Each of the Bain Capital Ventures Entities, Highland Entities, and Founder has agreed, severally and not jointly, with the Company (and only with the Company), and the Company has agreed with each of the Bain Capital Ventures Entities, Highland Entities, and Founder, to vote, or cause to be voted, all of their outstanding shares of Class A common stock and/or Class B common stock, as applicable, at any annual or special meeting of stockholders of the Company at which directors are to be elected or removed in order to cause the election or removal of each of the designated directors.
Tim Bixby, Jennifer Fleiss, and Carley Roney have been designated by the Founder as Class I Directors; Melanie Harris and Mike Ross have been designated by the Founder as Class II Directors; and Jennifer Hyman, Beth Kaplan, Gwyneth Paltrow and Dan Rosensweig have been designated as Class III Directors, respectively. Scott Friend has been designated by the Bain Capital Ventures Entities as a Class II director and Dan Nova has been designated by the Highland Entities as a Class II director. As a result of the Stockholders Agreement and the aggregate voting power of the parties to the agreement, we expect that the parties to the agreement will control the election of directors at RTR.
Communications with the Board
Stockholders or other interested parties may contact the Board or one or more of our directors with issues or questions about RTR, by emailing corporatesecretary@renttherunway.com or mailing correspondence to our General Counsel and Secretary at our Brooklyn headquarters, Rent the Runway, Inc., 10 Jay Street, Brooklyn, NY 11201. Our legal team will review incoming communications directed to the Board and, if appropriate, will forward such communications to the appropriate member(s) of the Board or, if none is specified, to the chair of the Board. For example, we will generally not forward a communication that is primarily commercial in nature, is improper or irrelevant, or is a request for general information about RTR.
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Director Compensation
The following table discloses compensation received by our non-employee directors during fiscal year 2021:
Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Total Compensation ($)
Tim Bixby	—	0	—	0
Jennifer Fleiss(3)	—	0	—	0
Scott Friend	—	—	—	—
Melanie Harris	—	0	—	0
Beth Kaplan	—	0	—	0
Dan Nova	—	—	—	—
Gwyneth Paltrow	—	0	—	0
Carley Roney	—	0	—	0
Dan Rosensweig	—	—	—	—
Mike Roth	—	0	—	0
(1)	None of the non-employee directors received cash compensation for their service as a director during fiscal year 2021.
(2)
The value disclosed is the aggregate grant date fair value of 55,041 restricted stock units (“RSUs”) granted to each of Jennifer Fleiss, Melanie Harris, Beth Kaplan, and Gwyneth Paltrow, 67,838 RSUs granted to Tim Bixby, 20,458 RSUs granted to Carley Roney, and 30,041 RSUs granted to Mike Roth, computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named individual. Such restricted stock units were subject to both service-based and liquidity event-based vesting conditions (other than for Ms. Roney, for whom the service-based vesting condition was deemed satisfied on the date of grant). As required pursuant to SEC disclosure rules, the grant-date fair value of this award included in the table above was computed based on the probable outcomes of the performance conditions as of the applicable grant date; for purposes of calculating the grant-date fair value of such restricted stock units, the achievement of the liquidity-based vesting condition was deemed not probable on the date of grant and, accordingly, no value is included in the table for these awards. Assuming achievement of the performance conditions, the values of these RSUs granted to each of Mr. Bixby, Ms. Fleiss, Ms. Harris, Ms. Kaplan, Ms. Paltrow, Ms. Roney, and Mr. Roth, as of the grant date, are $458,585, $372,077, $619,211, $372,077, $372,077, $138,296, and $203,077, respectively. The liquidity-based vesting condition was satisfied in connection with our IPO. Assumptions used in the calculation of the grant date fair value are set forth in Note 13—Share-based Compensation Plans in our Annual Report on Form 10-K for the fiscal year ended January 31, 2022 that accompanies this proxy statement.

(3)	In connection with our IPO, the shares subject to the restricted stock units granted to Ms. Fleiss were amended and reclassified into shares of Class B common stock.
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The table below shows for each non-employee director who was serving, and held outstanding equity awards, as of January 31, 2021, the aggregate number of restricted stock unit awards and option awards (vested and unvested) held by each such non-employee director as of such date.
Director	RSUs (#)(1)	Stock Options (#)
Tim Bixby	67,838	—
Jennifer Fleiss	55,041	—
Scott Friend	—	—
Melanie Harris	55,041	—
Beth Kaplan	55,041	55,167
Dan Nova	—	—
Gwyneth Paltrow	55,041	—
Carley Roney	20,458	—
Dan Rosensweig	—	9,334
Mike Roth	55,041	—
(1)
The RSUs granted to our Board members were subject to both service-based and liquidity-based vesting conditions. As of January 31, 2022, such RSUs met the service-based vesting condition as to: 37,841 RSUs for Ms. Fleiss; 37,841 RSUs for Ms. Kaplan; 20,458 RSUs for Ms. Roney; and 24,080 RSUs for Mr. Roth. The liquidity-based vesting condition was deemed satisfied in connection with our IPO and the RSUs that had met the service-based vesting condition settled into shares of common stock on March 15, 2022.

Non-Employee Director Compensation
Prior to our IPO, we did not have a formalized non-employee director compensation program; however, we have granted certain of our non-employee directors equity grants upon commencement of service in the form of stock options or restricted stock units. We also occasionally granted refresh equity awards to non-employee directors who have not recently been granted equity in recognition of their contributions on our Board of Directors. Our stock options awarded to directors prior to our IPO generally vest over four years, subject to continued service.
In the first half of fiscal year 2021, Mr. Bixby, Ms. Harris, and Ms. Paltrow each received an RSU award upon joining our Board of Directors, which were subject to vesting based on both service-based and liquidity-based vesting conditions. We also granted RSU awards in early fiscal year 2021 to Ms. Fleiss, Ms. Kaplan, Ms. Roney, and Mr. Roth. The RSUs generally vest quarterly over a period of between two to four years (other than with respect to Ms. Roney’s fiscal year 2021 grant, for which the service-based vesting condition was deemed satisfied on the date of grant). The liquidity event condition was deemed satisfied in connection with our IPO.
In October 2021, we adopted a formal non-employee director compensation program upon the completion of our IPO. Pursuant to this program, each non-employee director will receive a mixture of equity and cash compensation.
Equity Compensation
Under our current program, each new non-employee director who joins our Board of Directors is granted equity compensation (in the form of restricted stock units) upon the effective date of their election to our Board of Directors with a value at the time of grant equal to approximately $330,000 (calculated based on the average per share closing price of our Class A common stock over the most recent 30 trading days as of and including the date of grant). Equity awards for new directors will vest in equal annual installments on the first three anniversaries of the grant date if the director has served continuously as a member of our Board of Directors through the applicable vesting date.
Each year, beginning in 2022, on the date of our Annual Meeting, each incumbent non-employee director will receive an RSU award with a value at the time of grant equal to approximately $165,000 (calculated based on the
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average per share closing price of our Class A common stock over the most recent 30 trading days as of and including the date of grant). This award will vest in full on the earlier of (i) the next occurring annual meeting of our stockholders or (ii) the first anniversary of the grant date, subject to the non-employee director’s continued service through the applicable vesting date.
Upon a change in control, all outstanding equity awards granted under the program will vest in full.
Cash Compensation
Under our current program, beginning in February 2022, each non-employee director is eligible to receive an annual cash retainer of $40,000 that will be paid quarterly in arrears. Non-employee directors may elect to receive all or a portion of their annual cash retainer in equity.
Non-employee directors also receive the following cash compensation for their Board leadership and committee service:
Board Leadership
Lead Independent Director: $15,000
Committee Service
	Chair	Non-Chair
Audit Committee Member	$20,000	$10,000
Compensation Committee Member	$13,000	$6,500
Nominating & ESG Committee Member	$8,000	$4,000
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Audit Committee Report
Rent the Runway’s Audit Committee is composed entirely of independent directors who meet the independence requirements of the Listing Rules of the Nasdaq Stock Market and the SEC. The Audit Committee operates pursuant to a charter that is available on our investor website (investors.renttherunway.com).
As described above in more detail, the principal purpose of the Audit Committee is to assist the Board of Directors in its oversight of our accounting practices, system of internal controls, audit processes, and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter.
Management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. PricewaterhouseCoopers LLP (“PwC”), our independent registered public accounting firm, was responsible for performing an independent audit of our Consolidated Financial Statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.
In performing its responsibilities, the Audit Committee has:
•	reviewed and discussed with management our audited financial statements for the fiscal year ended January 31, 2022;
•
discussed with our independent registered public accounting firm, PwC, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, adopted by the Public Company Accounting Oversight Board (the “PCAOB”); and

•
received the written disclosures and the letter from PwC required by the applicable PCAOB requirements for the independent accountant communications with audit committees concerning auditor independence, and has discussed with PwC its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2022.
Respectfully submitted by:
Tim Bixby (Chair)
Melanie Harris
Beth Kaplan
Dan Nova
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Proposal No. 2
Ratification of the Appointment
of Independent Registered
Public Accounting Firm
The Audit Committee has appointed PwC as our independent registered public accounting firm for fiscal year 2022 and recommends that stockholders vote to ratify the appointment. Although we are not required by law to obtain such ratification from our stockholders, we believe it is good practice to do so. If our stockholders do not ratify the appointment of PwC, the Audit Committee may reconsider its appointment. The Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of RTR and our stockholders.
PwC has audited our consolidated financial statements since 2019. A representative of PwC will be present at our Annual Meeting to respond to appropriate questions and to make a statement if they so desire.
This proposal is decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.
Fees and Services
The following table presents fees for professional audit services and other services rendered to us by PwC for the fiscal years ended January 31, 2022 and January 31, 2021.
Fee Categories	FY21 Fees	FY20 Fees
Audit fees	$3,371,500	$350,000
Tax fees	$70,314	$100,590
Other non-audit fees	$2,900	$2,900
Total fees	$3,444,714	$453,490
Audit fees. These amounts consist of fees and expenses for professional services necessary to perform an audit or review in accordance with the standards of the PCAOB, including services rendered for the audit of RTR’s annual financial statements and review of quarterly financial statements starting in fiscal year 2021. These amounts for fiscal year 2021 also include fees for services that are normally incurred in connection with regulatory filings, such as comfort letters, consents, and review of documents filed with the SEC, service fees related to specific transactions and events, and fees in connection with our IPO.
Tax fees. These amounts consist of fees for tax compliance, tax planning, and tax advice.
Other non-audit fees. These amounts consist of the aggregate fees for access to disclosure requirements software and other software provided by PwC.
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Pre-Approval Policies and Procedures
The Audit Committee is required to pre-approve all audit and non-audit services performed by PwC to ensure that the provision of such services does not impair the public accounting firm’s independence. The Audit Committee pre-approved all of the services described above.
The Board of Directors recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal year 2022.
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Executive Officers
Below is information regarding each of our current executive officers. Our executive officers serve at the discretion of our Board of Directors. There are no family relationships among any of our directors or executive officers.
Name	Age	Position
Jennifer Y. Hyman	41	Co-Founder; Chief Executive Officer; Chair
Scarlett O’Sullivan	52	Chief Financial Officer
Anushka Salinas	39	President; Chief Operating Officer
Andrea Alexander	40	Chief People Officer
Brian Donato	51	Chief Supply Chain Officer
Cara Schembri	45	General Counsel; Secretary
Larry Steinberg	54	Chief Technology Officer
Sarah Tam	48	Chief Merchant Officer
Jennifer Y. Hyman has served as our Co-Founder since November 2008 and our Chief Executive Officer and the Chair of our Board of Directors since March 2009. Please see the “Information About Board Nominees and Continuing Directors” section for additional biographical information.
Scarlett O’Sullivan has served as our Chief Financial Officer since September 2015. Prior to joining us, Ms. O’Sullivan was a Partner at Softbank Capital and Softbank China & India Holdings, leading early-stage and growth-stage venture capital investments in consumer Internet, for nine years from 2007 to 2015. Prior to that, Ms. O’Sullivan spent 10 years as an investment banker at Robertson Stephens and Morgan Stanley, primarily focused on the technology sector. Ms. O’Sullivan also serves on the board of directors of Olivela Inc., an innovative luxury shopping and philanthropy e-commerce platform, and Simon Property Group Acquisition Holdings, Inc., a special purpose acquisition company targeting innovative businesses that operate in the “Live, Work, Play, Stay, Shop” ecosystem. Ms. O’Sullivan holds a B.S. in Economics from Yale University and an M.B.A. from the Wharton School at the University of Pennsylvania.
Anushka Salinas has served as our President and Chief Operating Officer since October 2019. Prior to that, she served as our Chief Revenue Officer from May 2018 to October 2019 and General Manager of Subscription from February 2017 to May 2018. Ms. Salinas was also a member of Rent the Runway’s founding team, serving as our Vice President of Merchandising from 2012 to 2013 and Director, Merchandising from 2010 to 2012. Before re-joining us, Ms. Salinas served as the Head of Commerce at Resonance Companies, a sustainability-focused company that aims to disrupt clothing manufacturing and supporting designers to grow their businesses, from August 2015 to February 2017 and as VP of e-commerce at Hudson’s Bay Company where she oversaw lordandtaylor.com and thebay.com from 2013 to 2015. Ms. Salinas holds a B.A. in Economics from the University of Pennsylvania and an M.B.A. from Columbia Business School.
Andrea Alexander has served as our Chief People Officer since June 2021. Prior to joining us, Ms. Alexander served in various roles of increasing responsibility, including Associate Partner, and Professional Development Manager, at McKinsey & Company, a management consulting company, from September 2009 to June 2021. Ms. Alexander also serves on the board of directors of two non-profit organizations, Teach for America Houston and Buffalo Bayou Partnership. Ms. Alexander holds a B.Sc. in Business from the Wharton School at the University of Pennsylvania and an M.B.A. from Harvard Business School.
Brian Donato has served as our Chief Supply Chain Officer since March 2020. Before joining us, he was the Senior Vice President of Operations for Bowery Farming, a vertical farming company, from March 2018 to March 2020. From January 2012 to May 2018, Mr. Donato served in various capacities at Amazon.com, an e-commerce
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marketplace, including leading operations for North American Customer Returns, Worldwide Fresh, Worldwide Pantry, and half of the North American Fulfillment Network. Additionally, Mr. Donato served as the Director of Operations for Moen, Inc., a manufacturer of faucets and other plumbing products from May 2007 to December 2011. Mr. Donato holds a B.S. in Mechanical Engineering from Pennsylvania State University as well as an M.S. in Mechanical Engineering and an M.B.A. from the Massachusetts Institute of Technology
Cara Schembri has served as our General Counsel and Corporate Secretary since December 2019 and Interim Chief People Officer from March to September 2020. From September 2014 to November 2019, Ms. Schembri served in various roles at Etsy, Inc., a global online marketplace, most recently as the Vice President, Deputy General Counsel and Assistant Secretary. Prior to that, Ms. Schembri served as Senior Counsel and Assistant Corporate Secretary for Avon Products, Inc., a multinational cosmetics and personal care company, from September 2008 to September 2014. From September 2005 to August 2008, she was a senior associate at Norton Rose Fulbright LLP and from September 2003 to September 2005, she was an associate at Sidley Austin LLP. Ms. Schembri holds a B.A. in Philosophy from Binghamton University and a J.D. from The George Washington University Law School.
Larry Steinberg has served as our Chief Technology Officer since July 2020. Before joining us, Mr. Steinberg was a partner at AKF Partners, an advisory services firm specializing in technology growth, and the Chief Technology Officer and Senior Vice President of Technology at Agilysys, a hospitality software provider, from May 2012 to April 2018. In March 1995, Mr. Steinberg founded Engryo (formerly known as Dirigo) and served as its Chief Technology Officer until May 2007 when it was acquired by Microsoft. At Microsoft, he served as a Principal Architect in System Center from June 2007 to September 2009 and Development Manager for Microsoft System Center from September 2009 to May 2012. Mr. Steinberg holds a B.S. in Applied Mathematics from Kent State University.
Sarah Tam has served as our Chief Merchant Officer since August 2017. Prior to that, she served as our Senior Vice President of Merchandising and Planning from February 2015 to August 2017. Before joining us, Ms. Tam spent 19 years at Saks Fifth Avenue, where she most recently served as VP DMM, heading up Women’s Designer RTW, Bridal & Evening. Ms. Tam oversaw the creation, execution, and merchandising strategy of the Women’s European and American Designer business across e-commerce and stores nationwide. During her career at Saks Fifth Avenue, she held leadership positions across the Buying and Planning organization encompassing multiple categories including Designer RTW, Luxury Handbags, Women’s Designer Shoes, and Men’s Sportswear. Ms. Tam holds a B.S. in Business Administration and Management from Geneseo University.
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Executive Compensation
This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In fiscal year 2021, which ended on January 31, 2022, our “named executive officers” and their positions were as follows:
•	Jennifer Y. Hyman, Co-Founder, Chief Executive Officer, and Chair;
•	Scarlett O’Sullivan, Chief Financial Officer; and
•	Anushka Salinas, President and Chief Operating Officer.
As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.
Summary Compensation Table
The following table presents all of the compensation awarded to, earned by or paid to our named executive officers for the fiscal years ended January 31, 2022 and January 31, 2021.
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jennifer Hyman Co-founder, Chief Executive Officer, and Chair	2021	616,477	—	1,170,275	4,209,546	818,014	71,583	6,885,895
	2020	525,000	—	0	1,187,582	—	16,428	1,729,010
Scarlett O’Sullivan Chief Financial Officer	2021	600,000	—	1,170,275	2,079,402	157,312	12,200	4,019,189
	2020	555,000	—	0	27,915	—	11,400	594,315
Anushka Salinas President and Chief Operating Officer	2021	600,000	—	1,170,275	1,630,366	157,312	14,518	3,572,471
	2020	555,000	—	0	243,418	—	13,754	812,172
(1)	Amounts reflect the actual base salaries paid to each named executive officer in fiscal year 2021. For additional information, see “Base Salaries” below.
(2)
Amounts reflect the full grant-date fair value of restricted stock units, or RSUs, and stock options granted during fiscal years 2021 and 2020 to each of our named executive officers, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. The valuation assumptions used in the calculation of such amounts are set forth in Note 13—Share-based Compensation Plans in our Annual Report on Form 10-K for the fiscal year ended January 31, 2022 that accompanies this proxy statement. For fiscal year 2020, the amounts reflect the incremental grant-date fair value of repriced options held by Ms. Hyman, Ms. O’Sullivan, and Ms. Salinas that were deemed to have been modified during fiscal year 2020, rather than the amounts paid to or realized by the named individual. The RSUs granted in fiscal year 2020 were subject to both service-based and liquidity event-based vesting conditions. As required pursuant to SEC disclosure rules, the grant-date fair values of these awards included in the table above were computed based on the probable outcomes of the performance conditions as of the applicable grant date; for purposes of calculating the grant-date fair value of such restricted stock units, the achievement of the liquidity event-based condition was deemed not probable on the date of grant and, accordingly, no value is included in the table for these awards. Assuming achievement of the performance conditions, the values of these RSUs granted to each of Ms. Hyman, Ms. O’Sullivan, and Ms. Salinas, as of the grant date, are $3,002,134, $1,755,841, and $1,755,841, respectively. The liquidity-based vesting condition was satisfied on March 15, 2022, in connection with our IPO.

(3)	Amounts reflect the annual incentive bonuses earned by each named executive officer with respect to fiscal year 2021.
(4)
For fiscal year 2021, the amount for Ms. Hyman reflects: (i) reimbursement of legal fees in the amount of $55,581; $3,802 for a free Rent the Runway monthly subscription and Reserve rentals; $11,600 in matching contributions made by us on behalf of Ms. Hyman to her 401(k) plan account; and $600 in long-term disability insurance premiums paid by us on behalf of Ms. Hyman. For fiscal year 2021, the amount for Ms. O’Sullivan reflects: $11,600 in matching contributions made by us on behalf of Ms. O’Sullivan to her 401(k) plan account; and $600 in long-term disability insurance premiums paid by us on behalf of Ms. O’Sullivan. For fiscal year 2021, the amount for Ms. Salinas reflects: $2,418 for a free Rent the Runway monthly subscription; $11,600 in matching contributions made by us on behalf of Ms. Salinas to her 401(k) plan account; and $500 in long-term disability insurance premiums paid by us on behalf of Ms. Salinas.

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Elements of Our Executive Compensation Program
For the fiscal year ended January 31, 2022, the compensation for our named executive officers generally consisted of a base salary, annual cash incentive bonuses, and long-term equity incentive compensation in the form of stock options and restricted stock units. These elements (and the amounts of compensation and benefits under each element) were selected because we believe they are necessary to help us attract and retain executive talent which is fundamental to our success.
Below is a more detailed summary of the current executive compensation program as it relates to our named executive officers.
Base Salaries
Our named executive officers receive a base salary to compensate them for the services they provide to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities.
Each of our named executive officers had an initial base salary for fiscal year 2021 of $600,000. The actual salaries paid to each named executive officer for fiscal year 2021 are set forth in the “Summary Compensation Table” above, in the column titled “Salary.”
In connection with Ms. Hyman’s CEO Agreement (as defined below), her base salary was increased to $650,000, effective October 4, 2021.
Annual Cash Incentive Bonus Compensation
Under our fiscal year 2021 bonus program, our Compensation Committee determined that each of our named executive officers would be eligible to receive a cash performance bonus in the following amounts: Ms. Hyman had a target opportunity of 100% of her base salary and a maximum opportunity of 150% of her base salary; Ms. O’Sullivan and Ms. Salinas each had a target opportunity of $125,000 and a maximum opportunity of 150% of target.
For 2021, individual payouts for our named executive officers were based upon the satisfaction of company-wide net revenue, year-end cash, and IPO readiness performance goals. The actual bonus payouts were 126% of target for Ms. Hyman, Ms. O’Sullivan, and Ms. Salinas based on the level of achievement of the company-wide performance metrics as determined by our Compensation Committee. The actual bonus amounts paid to each named executive officer for fiscal year 2021 are set forth in the “Summary Compensation Table” above, in the column titled “Non-Equity Incentive Plan Compensation”.
Pursuant to our fiscal year 2022 bonus program, our Compensation Committee determined that each of our named executive officers will be eligible to receive a cash performance bonus based on the achievement of certain company-wide performance metrics in the following amounts: Ms. Hyman has a target opportunity of 100% of her base salary; and Ms. O’Sullivan and Ms. Salinas each have a target opportunity of 40% of their respective base salaries. Actual payouts may range from 0% to 175% of target for each named executive officer.
Long-term Equity Incentive Compensation
Equity compensation is a key component of our executive compensation program and in fiscal year 2021, equity compensation was provided in the form of stock options and RSUs. In March 2021, we granted 1,017,600 options to Ms. Hyman, 502,000 options to Ms. O’Sullivan, and 393,500 options to Ms. Salnas. These options vested as to 25% in March 2022, and vest monthly thereafter for 36 months, subject to the named executive officer’s continued service with us through the applicable vesting dates.
In connection with our IPO, each of Ms. Hyman, Ms. O’Sullivan, and Ms. Salinas was granted 67,842 RSUs in October 2021. These awards vested as to 25% of the RSUs on the grant date and as to 6.25% of the RSUs in ratable quarterly installments thereafter as of the first day of each fiscal quarter such that the award will be fully vested on approximately the fourth anniversary of the grant date, subject to the named executive officer’s continued service with us through the applicable vesting dates.
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All outstanding awards held by Ms. Hyman were amended in connection with our IPO to provide for the settlement of such awards when vested and/or exercisable, as applicable, into shares of Class B common stock.
We previously maintained the 2009 Stock Incentive Plan, referred to as the 2009 Plan, and the 2019 Stock Incentive Plan, referred to as the 2019 Plan. The 2019 Plan was frozen upon the effectiveness of our 2021 Incentive Award Plan, or 2021 Plan, adopted in connection with our IPO, though any shares underlying outstanding awards granted pursuant to the 2009 Plan and 2019 Plan remain outstanding and eligible to vest in accordance with their terms, as applicable.
Other Elements of Compensation
Retirement Plans. We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we provide matching contributions in the 401(k) plan up to a specified percentage of the employee’s contributions. We do not maintain any defined benefit pension plans or deferred compensation plans for our named executive officers.
Employee Benefits and Perquisites. All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:
•	medical, dental, and vision benefits;
•	medical and dependent care flexible spending accounts;
•	short-term and long-term disability insurance; and
•	life and accidental death & dismemberment insurance.
No tax gross-ups. We generally do not provide tax gross-ups to our named executive officers. Historically, Ms. Hyman was entitled to a Section 280G excise tax gross-up pursuant to the CEO Agreement (as defined below), but such gross-up is no longer provided to her in connection with her execution of the CEO Agreement.
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Outstanding Equity Awards at Fiscal Year-End
The following table presents information regarding outstanding equity awards held by our named executive officers as of January 31, 2022. Ms. Hyman holds equity awards with respect to shares of our Class B common stock and our other named executive officers hold equity awards with respect to shares of our Class A common stock.
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Jennifer Y. Hyman	04/01/2020	—	—	—	—	206,901(1)	1,193,819
	10/29/2021					50,881(2)	293,583
	12/14/2012	327,128	—	2.86	12/14/2022	—	—
	01/16/2014	191,812	—	2.38	01/15/2024	—	—
	05/24/2016	53,421	—	7.02	05/24/2026	—	—
	03/02/2017	395,218	—	7.66	03/01/2027	—	—
	03/08/2018	274,760(5)	5,846	9.89	03/07/2028	—	—
	02/08/2019	375,341(5)	139,413	7.01	02/07/2029	—	—
	07/03/2019	377,253(4)	226,353	7.01	07/02/2029	—	—
	03/25/2021	—	1,017,600(4)	6.76	03/24/2031
Scarlett O’Sullivan	04/01/2020	—	—	—	—	121,009(1)	698,222
	10/29/2021					50,881(2)	293,583
	09/28/2015	335,552	—	5.10	09/27/2025	—	—
	08/21/2017	173,479	—	7.66	08/20/2027	—	—
	08/17/2019	15,625(4)	9,375	7.01	08/16/2029
	03/25/2021	—	502,000(4)	6.76	03/24/2031		—
Anushka Salinas	04/01/2020	—	—	—	—	121,009(1)	698,222
	10/29/2021					50,881(2)	293,583
	03/02/2017	160,000	—	7.66	03/01/2027	—	—
	03/08/2018	19,583(4)	417	9.89	03/07/2028	—	—
	01/14/2019	14,583(4)	5,417	7.01	01/13/2029	—	—
	07/03/2019	125,000(4)	75,000	7.01	07/02/2029	—	—
	03/25/2021	—	393,500(4)	6.76	03/24/2031
(1)
These RSUs vest based on the satisfaction of both service-based and liquidity-based vesting conditions. The service-based vesting period for these RSU awards is scheduled over four years in ratable installments on each quarterly anniversary of February 1, 2020, in each case subject to continued service. The liquidity-based vesting condition is satisfied upon (i) the six-month anniversary (or if earlier, March 15th of the year following) of an initial public offering or direct listing of our securities or (ii) a reorganization event (as defined in our 2019 Plan). As of January 31, 2022, the RSUs had met the service-based vesting condition as to: 90,519 RSUs for Ms. Hyman; 52,941 RSUs for Ms. O’Sullivan; and 52,941 RSUs for Ms. Salinas. The liquidity-based vesting condition was deemed satisfied in connection with our IPO and the RSUs that had met the service-based vesting condition settled into shares of common stock on March 15, 2022.

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(2)
Represents RSUs that vest as to 25% of the RSUs on the grant date and in ratable quarterly installments thereafter as of the first day of each fiscal quarter such that the award will be fully vested on approximately the fourth anniversary of the grant date, subject to the named executive officer’s continued service with us through the applicable vesting dates.

(3)	Amounts are calculated by multiplying the number of shares shown in the table by $5.77, the closing stock price of our Class A common stock on January 31, 2022.
(4)
The option vests or vested as to 25% of the shares on the first anniversary of the vesting commencement date and as to ratable installments on each monthly anniversary thereafter such that the option was or will be fully vested on the fourth anniversary of the vesting commencement date, subject to the executive’s continued service with us through the applicable vesting dates. The vesting commencement dates for the applicable option grants are as follows: Ms. Hyman’s 07/03/2019 grant – 07/03/2019; Ms. Hyman’s 03/25/2021 grant – 03/01/2021; Ms. O’Sullivan’s 08/17/2019 grant – 07/03/2019; Ms. O’Sullivan’s 03/25/2021 grant – 03/01/2021; Ms. Salinas’ 03/08/2018 grant – 2/27/2018; Ms. Salinas’ 01/14/2019 grant – 02/27/2019; Ms. Salinas’ 07/03/2019 grant – 07/03/2019; and Ms. Salinas’ 03/25/2021 grant – 03/01/2021.

(5)
The option vests on each monthly anniversary of the vesting commencement date such that the option will be fully vested on the fourth anniversary of the vesting commencement date, subject to the executive’s continued service with us. The vesting commencement dates for the applicable option grants are as follows: Ms. Hyman’s 03/08/2018 grant – 02/01/2018; and Ms. Hyman’s 02/08/2019 grant – 02/01/2019.

Executive Compensation Arrangements
Below are written descriptions of our employment arrangements with each of our named executive officers. Each of our named executive officers’ employment is “at will” and may be terminated at any time.
Jennifer Y. Hyman
In connection with our IPO, we entered into an employment agreement, or the CEO Agreement, with Ms. Hyman, which provides for her continued employment with us as Co-Founder and Chief Executive Officer. The CEO Agreement provides for a three-year initial term of employment with successive one-year automatic extensions of the term, provided that either party does not provide prior written notice of non-extension of the term. Notwithstanding the foregoing, if Ms. Hyman voluntarily agrees to transition into the role of Executive Chair of our Board of Directors or an officer position other than Chief Executive Officer, she will be entitled to receive compensation and other benefits at the same levels as described below through the end of the fiscal year in which such transition occurs, following which the Compensation Committee may determine whether to amend the CEO Agreement or enter into a new Executive Chair Agreement with Ms. Hyman.
Pursuant to the CEO Agreement, Ms. Hyman is entitled to an initial annual base salary of $650,000, (commencing as of October 4, 2021, as determined by our Compensation Committee). With respect to fiscal year 2021, Ms. Hyman’s target annual bonus was 100% of her base salary, with a minimum opportunity of 0% and a maximum opportunity of 150% of her annual base salary. In addition, pursuant to the CEO Agreement, Ms. Hyman is eligible to receive data security consulting benefits including an assessment of Ms. Hyman’s personal security considerations in connection with her position with us (following which the Compensation Committee will determine any reasonable security enhancements to be adopted after its review of such assessment). Ms. Hyman was entitled to reimbursement of legal fees of up to $50,000 incurred in connection with the negotiation and preparation of the CEO Agreement and any related equity documents, which was subsequently increased by approximately $5,500 by the Compensation Committee to reflect actual fees incurred by Ms. Hyman. In May 2022, the CEO Agreement was amended to provide that, with respect to fiscal year 2022 and thereafter, Ms. Hyman is eligible to receive an annual performance-based cash bonus with a target bonus opportunity of 100% of her base salary.
The CEO Agreement also provides that any outstanding equity awards held by Ms. Hyman would accelerate and vest in full upon the occurrence of a “change of control” (as defined in the CEO Agreement); provided, that, to the extent any such equity awards were assumed or substituted by an acquirer or successor, such awards would accelerate and vest upon the earlier of (x) the time provided for in the applicable award agreement or the equity plan, (y) the one-year anniversary of such change of control, subject to Ms. Hyman’s continued employment through such date, and (z) the date of Ms. Hyman’s termination of employment by the Company without “cause,” by Ms. Hyman for “good reason,” or due to Ms. Hyman’s death or “disability” (each as defined in the CEO Agreement).
Pursuant to the CEO Agreement, if Ms. Hyman’s employment is terminated by us without “cause” or by Ms. Hyman for “good reason” (each as defined in the CEO Agreement), whether outside or within the 24-month period following a change of control, then, subject to her timely execution and non-revocation of a release of claims and continued compliance with the applicable restrictive covenants, she will be entitled to, in addition to accrued
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amounts: (i) a cash amount equal to two times the sum of (x) her then-current annual base salary and (y) the greater of (1) the bonus that Ms. Hyman would have earned had she remained employed for the full year in which termination occurs, based on actual achievement and (2) her target annual bonus for the fiscal year in which the date of termination occurs; (ii) continued group health coverage for a period of up to 18 months following termination, and (iii) an extended post-termination option exercise period in accordance with the terms of the CEO Agreement. Ms. Hyman will continue to receive the same severance benefits in the event of a termination due to death or disability. Additionally, in the event a termination of employment other than for a termination for cause or a resignation that is not for good reason occurs prior to or upon the change of control, the vesting of Ms. Hyman’s outstanding equity awards will accelerate in full.
The restrictive covenants described above will continue to apply under the CEO Agreement. The CEO Agreement also provides for a Section 280G “best net” cutback.
Scarlett O’Sullivan
On September 4, 2015, we entered into an offer letter with Ms. O’Sullivan to employ her as our Chief Financial Officer, or the CFO Offer Letter. The CFO Offer Letter provides for an initial annual base salary of $300,000, which base salary was subsequently increased to $600,000. The CFO Offer Letter also provides for Ms. O’Sullivan’s initial stock option grant and her eligibility to participate in the Company’s annual incentive bonus program then in effect with a target bonus opportunity of 50% of her base salary. The CFO Offer Letter provides that upon a “change of control” (as defined in the CFO Offer Letter), the vesting schedule of such initial option will accelerate as to 25% of such option. Additionally, if Ms. O’Sullivan’s employment is terminated by us without “cause” or by Ms. O’Sullivan for “good reason” (in each case as defined in the CFO Offer Letter), following a “change of control,” then the vesting of such option will fully accelerate, subject to her timely execution and non-revocation of a release of claims.
Pursuant to the CFO Offer Letter, if Ms. O’Sullivan’s employment is terminated by us without “cause,” then, subject to her timely execution and non-revocation of a release of claims, she will be entitled to a lump sum cash payment equal to six months’ then-current base salary.
In addition to the CFO Offer Letter, Ms. O’Sullivan entered into the Company’s Invention and Non-Disclosure Agreement as well as Non-Competition and Non-Solicitation Agreement in connection with her employment, which provides that Ms. O’Sullivan will be subject to 12-month post-termination non-competition and non-solicitation of customers and employees covenants, as well as perpetual non-disparagement covenants.
Anushka Salinas
On January 20, 2017, we entered into an offer letter with Ms. Salinas to employ her as our General Manager of Subscription, though she currently serves as our President and Chief Operating Officer, or the COO Offer Letter. The COO Offer Letter provides for an initial annual base salary of $400,000, which base salary was subsequently increased to $600,000. The COO Offer Letter also provides for Ms. Salinas’ initial stock option grant as well as for additional stock option grants Ms. Salinas would be eligible to receive in 2018 and 2019 in the event she achieved certain goals with respect to subscriber attainment. The COO Offer Letter provides that if Ms. Salinas’ employment is terminated by us without “cause” or by Ms. Salinas for “good reason” (in each case as defined in the COO Offer Letter), within six months following a “change of control,” then, the vesting of all options held by Ms. Salinas as of the date of the “change in control” will accelerate as to 25%; provided that any option awards held by Ms. Salinas for which the one-year cliff vest has been achieved will instead fully accelerate, subject to her timely execution and non-revocation of a release of claims.
Pursuant to the COO Offer Letter, if Ms. Salinas’ employment is terminated by us without “cause,” then, subject to her timely execution and non-revocation of a release of claims, she will be entitled to a lump sum cash payment equal to four months’ then-current base salary as well as six months of continued group health coverage. Notwithstanding the foregoing, if such termination occurs within six months following a “change in control,” then such lump sum cash payment will instead be equal to six months’ then-current base salary and Ms. Salinas will be entitled to six months of continued group health coverage.
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In addition to the COO Offer Letter, Ms. Salinas entered into the Company’s Invention and Non-Disclosure Agreement as well as Non-Competition and Non-Solicitation Agreement in connection with her employment, which provides that Ms. Salinas will be subject to 12-month post-termination non-competition and non-solicitation of customers and employees covenants, as well as perpetual non-disparagement covenants.
Executive Severance Plan
We have adopted an Executive Severance Plan, or the Severance Plan, pursuant to which senior employees (including our named executive officers other than Ms. Hyman) are eligible to participate. The Severance Plan provides for the payment of certain severance and other benefits to participants according to their position in the event of a qualifying termination of employment with us.
Under the Severance Plan, in the event of a termination of (i) Ms. O’Sullivan’s or Ms. Salinas’ employment by us without “cause” or by the named executive officer for “good reason” (each as defined in the Severance Plan), such named executive officers will be eligible to receive the following benefits:
•
a cash payment equal to 0.75x the named executive officer’s then-current base salary (or, if the named executive officer has been employed with us for more than five years at the time of the termination of employment, a cash payment equal to 1.25x the named executive officer’s base salary), payable in installments over a period of years or partial years equal to the named executive officer’s severance multiple;

•
a lump-sum cash payment equal to the cash bonus with respect to the fiscal year in which such named executive officer’s termination of employment occurs, based on actual achievement of any applicable company performance goals or objectives and any applicable individual performance goals or objectives, prorated for the number of days the named executive officer was employed during that fiscal year, or the Prorated Bonus; and

•	company-paid COBRA premium payments for up to a period of years or partial years equal to the named executive officer’s severance multiple.
In the event of a termination of Ms. O’Sullivan’s or Ms. Salinas’ employment by us without “cause” or by such named executive officer for “good reason” during the period beginning three months before and ending on the 12-month anniversary of a “change in control” (as defined in the Severance Plan), the named executive officer will be eligible to receive the following benefits:
•	a lump sum cash payment equal to 1.25x the named executive officer’s then-current annual base salary;
•
a lump sum cash payment equal to 1.25x the greater of (1) the bonus that the named executive officer would have earned had she remained employed for the full year in which termination occurs, based on actual achievement and (2) the named executive officer’s target annual bonus for the fiscal year in which the date of termination occurs;

•	company-paid COBRA premium payments for the named executive officer and her covered dependents for up to 15 months; and
•
accelerated vesting of all equity awards which vest based solely on the named executive officer’s continued service with us or the passage of time, with awards that vest based on the achievement of performance objectives or conditions eligible to vest based on the applicable award agreement.

In the event that Ms. O’Sullivan or Ms. Salinas provides at least three months’ advance notice of her intent to resign without good reason, such named executive officer will be entitled to an additional fiscal quarter of acceleration of the named executive officer’s outstanding equity awards subject to the passage of time.
Any named executive officer’s right to receive the severance payments and benefits described above is subject to her delivery and, as applicable, non-revocation of a general release of claims in our favor, and her continued compliance with any applicable restrictive covenants.
In addition, in the event that any payment under the Severance Plan, together with any other amounts paid to the participant by us, would subject such participant to an excise tax under Section 4999 of the Internal Revenue Code, such payments will be reduced to the extent that such reduction would produce a better net after-tax result for the named executive officer.
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Equity Compensation Plan Information
The following table provides information as of January 31, 2022, with respect to the shares of the Company’s common stock that may be issued under the Company’s existing compensation plans.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Securities(1)	Weighted Average Exercise Price of Outstanding Options($)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3)
Equity compensation plans approved by security holders (4)	11,898,744	7.33	9,121,447
Equity compensation plans not approved by security holders	—	—	—
Totals	11,898,744		9,121,447
(1)
Includes shares subject to outstanding awards granted, of which 6,086,025 shares of Class A common stock are subject to outstanding options, 3,384,145 shares of Class B common stock are subject to options, 2,115,751 shares of Class A common stock are subject to outstanding RSUs, and 312,823 shares of Class B common stock are subject to outstanding RSUs.

(2)
The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding RSUs, which have no exercise price.

(3)
Consists of shares available for future issuance under the 2021 Plan and the 2021 Employee Stock Purchase Plan (the “ESPP”). As of January 31, 2022, 8,251,139 shares of Class A common stock and 0 shares of Class B common stock were available for issuance under the 2021 Plan, and 870,308 shares of Class A common stock were available for issuance under the ESPP. There was no ESPP purchase period in effect as of January 31, 2022 and as a result there were no rights to purchase shares under the ESPP outstanding as of January 31, 2022.

Our 2021 Plan and ESPP each contain an “evergreen” provision, which allows for an annual increase in the number of shares of Class A common stock available for issuance under the respective plan on the first day of each year commencing on January 1, 2022 and ending on and including January 1, 2031. The number of shares under the 2021 Plan shall be increased by 5% of the number of shares of Class A common stock issued and outstanding on the immediately preceding December 31, or such lesser number of shares determined by our Board. The number of shares under the ESPP shall be increased by 1% of the number of shares of Class A common stock issued and outstanding on the immediately preceding December 31, or such lesser number of shares determined by our Board.

No further shares are available for issuance under the 2009 or 2019 Plans.
(4)	Consists of the 2021 Plan, ESPP, 2009 Plan, and 2019 Plan.
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Certain Relationships and Related Person Transactions
Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this proxy statement, below we describe transactions since February 1, 2021 and each currently proposed transaction, in which:
•	we have been or are to be a participant;
•	the amounts involved exceeded or will exceed $120,000; and
•
any of our directors, executive officers, or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable in arm’s-length transactions.
Series G Preferred Stock Financing
From April 2020 to May 2021, we sold an aggregate of 5,506,564 shares of our Series G redeemable preferred stock at a purchase price of $14.74096 per share, for an aggregate purchase price of approximately $81.2 million. The following table summarizes purchases of our Series G redeemable preferred stock by related persons:
Stockholder	Shares of Series G Redeemable Preferred Stock	Total Series G Redeemable Preferred Stock Purchase Price
Ares Corporate Opportunities Fund V, L.P.	1,695,955	$25,000,004.82
Entities affiliated with Bain Capital Ventures (1)	135,406	$1,996,014.43
Entities affiliated with Highland Capital Partners (2)	915,816	$13,500,007.02
Entities affiliated with Technology Crossover Ventures (3)	67,838	$999,997.24
Larry Steinberg	23,744	$350,009.35
(1)
Entities affiliated with Bain Capital Ventures holding our securities whose shares are aggregated for purposes of reporting share ownership information. These entities beneficially own more than 5% of our outstanding capital stock and Scott Friend, a member of our Board of Directors, is a managing director at Bain Capital Ventures.

(2)
Entities affiliated with Highland Capital Partners holding our securities whose shares are aggregated for purposes of reporting share ownership information. These entities beneficially own more than 5% of our outstanding capital stock and Dan Nova, a member of our Board of Directors, is a founding and general partner at Highland Capital Partners.

(3)
Entities affiliated with Technology Crossover Ventures holding our securities whose shares are aggregated for purposes of reporting share ownership information. These entities beneficially own more than 5% of our outstanding capital stock.

Simultaneously with the sale of our Series G redeemable preferred stock to Ares Corporate Opportunities Fund V, L.P., or Ares, we issued Ares a common stock warrant which was automatically exercised and converted to an aggregate of 1,691,723 shares of Class A common stock through cashless exercise upon completion of our IPO. Pursuant to a letter agreement entered into at the same time, we had a right to require Ares to invest up to $25.0 million under certain conditions and, if we elect to require their investment, Ares has a right to invest up to an additional $25.0 million, for a maximum potential investment of $50.0 million. These investment rights terminated in connection with the IPO.
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Investors’ Rights Agreement
Following our IPO, certain holders of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are contained in the Eighth Amended and Restated Investors’ Rights Agreement, as amended, or the Investors’ Rights Agreement, which we are a party to, along with certain holders of our capital stock, including our Chief Executive Officer and director, Jennifer Y. Hyman; our director Jennifer Fleiss; the Bain Capital Ventures Entities, collectively, a holder of greater than 5% of our outstanding capital stock and affiliate of our director, Scott Friend; entities affiliated with Highland Capital Partners, a holder of greater than 5% of our outstanding capital stock and affiliate of our director, Dan Nova; and entities affiliated with Technology Crossover Ventures, a holder of greater than 5% of our outstanding capital stock. The Investors’ Rights Agreement provides certain holders of our capital stock with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. For a description of these registration rights, see the section titled “Description of Capital Stock—Registration Rights.”
Stockholders’ Agreement
For a description of our Stockholders Agreement, see “The Board and Corporate Governance—Stockholders Agreement” above.
Other Transactions
Our Vice President of Customer Experience, or VP CX, is the sister of Jennifer Y. Hyman, our Co-Founder, Chief Executive Officer, and Chair and is currently employed by us. She does not share a household with Ms. Hyman and is not one of our executive officers. During fiscal years 2021 and 2022 (through April 2022), the VP CX had total cash compensation of $309,167 and $77,500 respectively, consisting solely of base salary. The VP CX was granted 20,692 RSUs and 24,423 options in fiscal year 2021 and 37,567 RSUs in fiscal year 2022 (to date). Since commencing employment as a member of our founding team in 2010, other than during fiscal years 2019 and 2020, the VP CX has also been granted equity awards, which have been granted with the same terms and conditions as other employees at this level.
The compensation levels described above were based on reference to external market practice of similar positions or internal pay equity when compared to the compensation paid to employees in similar positions that were not related to our executive officers. The VP CX is also eligible to participate in employee benefit plans and receive future incentive equity awards on the same general terms and conditions as applicable to other employees in similar positions who were not related to our executive officers.
Indemnification Agreements
Our Amended and Restated Certificate of Incorporation (the “Amended Charter”) contains provisions limiting the liability of directors to the fullest extent permitted under Delaware law, and our Amended and Restated Bylaws (the “Amended Bylaws”) provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our Amended Charter and Amended Bylaws also provide our Board with discretion to indemnify our employees and other agents when determined appropriate by the Board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them in certain circumstances.
Policies and Procedures for Related Person Transactions
Our Audit Committee has the primary responsibility for the review, approval, and oversight of “related person transactions,” as defined under the rules and regulations of the Securities Exchange Act of 1934, as amended. The Audit Committee has adopted a written related person transaction policy, which requires that any related person transaction (as defined in the policy) must be presented to our Audit Committee for review, consideration, and approval. When considering proposed related person transactions, the Audit Committee will take into account the relevant facts and circumstances, including, among other things, the material terms and conditions, the basis for which the individual or entity is a related person, the related person’s interest in the transaction, the
39

approximate dollar value of the transaction, whether the transaction is in the ordinary course, the business purpose for entering into the transaction with a related person versus an unrelated third party, whether the transaction is proposed to be or was entered into on terms no less favorable to RTR than terms that could have been reached with an unrelated third party, and any other material information. The Audit Committee will then approve or disapprove such transaction. In addition, our Code of Conduct (available on our website at investors.renttherunway.com) provides that directors, executive officers, and employees should avoid conflicts of interest or even the appearance of a conflict of interest. Under the Code of Conduct, a conflict of interest occurs when personal interests, activities, investments, or associations interfere in any way, or even appear to interfere, with our interests as a company.
We have multiple processes for identifying related person transactions and conflicts of interest. Under our Related Person Transaction Policy, each director, director nominee, and executive officer is responsible for identifying potential related person transactions and conflicts of interest. We also annually distribute a questionnaire to directors and executive officers requesting certain information regarding, among other things, their immediate family members and employment and beneficial ownership interests in Rent the Runway. We then review this information for any related person transactions and conflicts of interest.
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Security Ownership of Certain Beneficial Owners, Directors, and Management
The following table sets forth information with respect to the beneficial ownership of our Class A common stock and Class B common stock as of May 18, 2022, for:
•	each person known by us to beneficially own more than 5% of our Class A common stock or our Class B common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our executive officers and directors as a group.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power.
Applicable percentage ownership is based on approximately 61,028,051 share of Class A common stock and 3,045,917 shares of Class B common stock outstanding on May 18, 2022. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Class A common stock or Class B common stock subject to options, or other rights held by such person that are currently exercisable or will become exercisable within 60 days of May 18, 2022 and shares of RSUs that are vested or will become vested within 60 days of May 18, 2022, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of all listed stockholders is 10 Jay Street, Brooklyn, New York 11201.
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	Shares Beneficially Owned
	Class A		Class B		Total(2)
	Shares	%(1)	Shares	%(1)
Named Executive Officers and Directors:
Jennifer Hyman(3)	—	—	3,703,244	66.3%	5.7%
Scarlett O’Sullivan(4)	827,973	1.3%		—	1.3%
Anushka Salinas(5)	553,370	*		—	*
Tim Bixby(6)	26,199	*		—	*
Jennifer Fleiss(7)	—	—	615,961	20.0%	1.0%
Scott Friend(8)	—	—		—	—
Melanie Harris	—	—		—	—
Beth Kaplan(9)	585,378	*		—	*
Dan Nova(10)	—	—		—	—
Gwyneth Paltrow(11)	13,760	*		—	*
Carley Roney(12)	74,770	*		—	*
Dan Rosensweig(13)	59,245	*		—	*
Mike Roth(14)	98,798	*		—	*
All current executive officers, directors, and director nominees, as a group, 18 persons(15)	2,958,166	4.7%	4,319,205	53.3%	10.7%

Over 5% Stockholders
Entities affiliated with Bain Capital Ventures(16)	8,176,418	13.4%		—	13.4%
Entities affiliated with T. Rowe Price(17)	6,340,234	10.4%		—	10.4%
Gilder, Gagnon, Howe & Co. LLC(18)	5,137,916	8.4%		—	8.4%
Entities affiliated with Highland Capital(19)	5,104,393	8.4%		—	8.4%
Entities affiliated with Technology Crossover Ventures(20)	3,949,669	6.5%		—	6.5%
Entities Affiliated with Franklin Templeton Investment Funds(21)	3,942,442	6.5%		—	6.5%
Ares Corporate Opportunities Fund V, L.P.(22)	3,387,678	5.6%		—	5.6%
* Represents beneficial ownership of less than 1%.
(1)
Calculated as % of Class A or Class B common stock as of May 10, 2022 plus any shares of Class A or Class B common stock underlying options to purchase common stock that are currently exercisable or would be exercisable and RSUs that will vest within 60 days of May 18, 2022, in each case held by the reporting person.

(2)
Calculated as a % of Class A common stock as of May 18, 2022 plus any shares of Class B common stock, any shares of Class A or Class B common stock underlying options to purchase common stock that are currently exercisable or would be exercisable and RSUs that will vest within 60 days of May 18, 2022, in each case currently held by the reporting person.

(3)
Consists of: (i) 1,100,361 shares of Class B common stock held by Ms. Hyman; (ii) 123,108 shares of Class B common stock held by Ms. Hyman’s spouse; and (iii) 2,479,775 shares of Class B common stock underlying options to purchase common stock that are currently exercisable or would be exercisable within 60 days of May 18, 2022.

(4)
Consists of: (i) 129,859 shares of Class A common stock held by Ms. O’Sullivan, (ii) 3,000 shares of Class A common stock held by immediate family members; and (iii) 695,114 shares of Class A common stock underlying options to purchase common stock that are currently exercisable or would be exercisable within 60 days of May 18, 2022.

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(5)
Consists of: (i) 75,538 shares of Class A common stock held by Ms. Salinas; and (ii) 477,832 shares of Class A common stock underlying options to purchase common stock that are currently exercisable or would be exercisable within 60 days of May 18, 2022.

(6)	Consists of: 26,199 shares of Class A common stock held by Mr. Bixby.
(7)	Consists of: 615,961 shares of Class B common stock held by Ms. Fleiss.
(8)
Does not include the shares of Class A common stock held by the Bain Capital Ventures Entities. Mr. Friend is a Managing Director of BCVI. As a result, by virtue of the relationships described in footnote (15), Mr. Friend may be deemed to share beneficial ownership of such securities held by the Bain Capital Ventures Entities. The address of Mr. Friend is c/o Bain Capital Ventures, 200 Clarendon Street, Boston, MA 02116.

(9)
Consists of: (i) 517,742 shares of Class A common stock held by Ms. Kaplan; (ii) 12,469 shares of Class A common stock held by SK Limited Partnership over which Ms. Kaplan may be deemed to have voting and dispositive power; and (iii) 55,167 shares of Class A common stock underlying options to purchase common stock that are currently exercisable or would be exercisable within 60 days of May 18, 2022.

(10)
Does not include the shares of Class A common stock held by the Highland Capital Entities. Mr. Nova is General Partner at Highland Capital Partners. As a result, by virtue of the relationships described in footnote (18), Mr. Nova may be deemed to share beneficial ownership of such securities held by the Highland Capital Entities. The address of Mr. Nova is c/o Highland Capital Partners, One Broadway, 14th Floor, Cambridge, MA 02142.

(11)	Consists of: 13,760 shares of Class A common stock held by Ms. Paltrow.
(12)	Consists of: (i) 69,770 shares of Class A common stock held by Ms. Roney and (ii) 5,000 shares of Class A common stock held by Ms. Roney’s spouse.
(13)
Consists of: (i) 50,682 shares of Class A common stock held by Mr. Rosensweig; (ii) 3,229 shares of Class A common stock held by a trust; and (iii) 5,334 shares of A common stock underlying options to purchase common stock that are currently exercisable or would be exercisable within 60 days of May 18, 2022.

(14)	Consists of: 98,798 shares of Class B common stock held by Mr. Roth.
(15)
Consists of: (i) 1,255,035 shares of Class A common stock; (ii) 1,703,131 shares of Class A common stock underlying options to purchase common stock that are currently exercisable or would be exercisable within 60 days of May 18, 2022; (iii) 1,839,430 shares of Class B common stock; and (iv) 2,479,775 shares of Class B common stock underlying options to purchase common stock that are currently exercisable or would be exercisable within 60 days of May 18, 2022.

(16)
Based on a Schedule 13G filed with the SEC on February 14, 2022. Consists of (i) 7,644,627 shares of Class A common stock over which Bain Capital Venture Fund 2009, L.P. (“BCV Fund 2009”) has shared voting and dispositive power; (ii) 466,750 shares of Class A common stock over which BCIP Venture Associates (“BCIP Venture”) has shared voting and dispositive power; and (iii) 65,041 shares of Class A common stock over which BCIP Venture Associates-B (“BCIP Venture-B”, and together with BCV Fund 2009 and BCIP Venture, the “Bain Capital Ventures Entities”) has shared voting and dispositive power. Bain Capital Venture Investors, LLC (“BCVI”), the Executive Committee which consists of Enrique Salem and Ajay Agarwal, is the ultimate general partner of BCV Fund 2009 and governs the investment strategy and decision making process with respect to investments held by BCIP Venture & BCIP Venture-B. By virtue of the relationships described herein, each of BCVI and Mr. Salem and Mr. Agarwal may be deemed to share voting and dispositive power over the shares held by the Bain Capital Ventures Entities. The principal business address for each of the foregoing is c/o Bain Capital Ventures 200 Clarendon Street, Boston, MA 02116.

(17)
Based on a Schedule 13G/A filed with the SEC on February 14, 2022. T. Rowe Price Associates, Inc. has sole voting over 2,105,402 shares of Class A common stock and sole dispositive power over 6,340,234 shares of Class A common stock. The address of the foregoing is 100 E. Pratt Street, Baltimore, MD 21202.

(18)
Based on a Schedule 13G/A filed with the SEC on February 14, 2022. Gilder, Gagnon, Howe & Co. LLC has shared dispositive power over 5,137,916 shares of Class A common stock. The address of the foregoing is 475 10th Avenue, New York, NY 10018.

(19)
Based on a Schedule 13G filed with the SEC on February 10, 2022 filed by Highland Capital Partners VIII Limited Partnership (“Highland VIII”), Highland Capital Partners VIII-B Limited Partnership (“Highland VIII-B”), Highland Capital Partners VIII-C Limited Partnership (“Highland VIII-C”), Highland Management Partners VIII Limited Partnership (“HMP VIII LP”), Highland Management Partners VIII Limited (“HMP VIII Ltd”), Highland Leaders Fund I, L.P. (“HLF I”), Highland Leaders Fund I GP, L.P. (“HLF I GP LP”), and Highland Leaders Fund I GP, LLC (“HLF I GP LLC” and together with Highland VIII, Highland VIII-B, Highland VIII-C, HMP VIII LP, HMP VIII Ltd, HLF I, and HLF I GP LP, the “Highland Capital Entities”) and Daniel Nova. Consists of (i) 3,088,560 shares of Class A common stock over which Highland VIII has shared voting and dispositive power; (ii) 47,885 shares of Class A common stock over which VIII-B has shared voting and dispositive power; (iii) 1,119,970 shares of Class A common stock over which Highland VIII-C has shared voting and dispositive power; and (iv) 847,978 shares of Class A common stock over which HLF I has shared voting and dispositive power. HMP VIII Ltd is the sole general partner of HMP VIII LP, which is the sole general partner of each of Highland VIII, Highland VIII-B, and Highland VIII-C. Each of HMP VIII Ltd and HMP VIII LP may be deemed to have voting, investment, and dispositive power with respect to these securities. Robert Davis, Daniel Nova (a member of the Company’s Board of Directors), Paul Maeder, and Corey Mulloy are the directors of HMP VIII Ltd and may be deemed to share voting, investment, and dispositive power with respect to these securities. HLF I GP LLC is the sole general partner of HLF I GP LP, which is the sole general partner of HLF I. Each of HLF I GP LLC and HLF I GP LP may be deemed to have voting, investment, and dispositive power with respect to these securities. Robert Davis, Daniel Nova (a member of the Company’s Board of Directors), Paul Maeder, Corey Mulloy, and Craig Driscoll are the managing members of HLF I GP LLC and may be deemed to share voting, investment, and dispositive power with respect to these securities. Each of the foregoing disclaims beneficial ownership except to the extent of their respective pecuniary interest therein. The principal business address for each of the foregoing in this paragraph is One Broadway, 14th Floor, Cambridge, MA 02142.

(20)
Based on a Schedule 13G filed with the SEC on February 8, 2022. Technology Crossover Management VIII, Ltd. (“Management VIII”) has sole voting and dispositive power over 3,949,669 shares of Class A common stock; Technology Crossover Management VIII, L.P. (“TCM VIII”) has sole voting and dispositive power over 3,749,123 shares of Class A common stock; TCV VIII, L.P. (“TCV VIII”) has sole voting and dispositive power with respect to 2,815,128 shares of Class A common stock; TCV VIII (A), L.P. (“TCV VIII (A)”) has sole voting and dispositive power with respect to 759,152 shares of Class A common stock; TCV VIII (B), L.P. (“TCV VIII (B)”) has sole voting and dispositive power with respect to 174,843 shares of Class A common stock; and TCV Member Fund, L.P. (“Member Fund”) has sole voting and dispositive power with respect to 200,546 shares of Class A common stock. Management VIII, as the ultimate general partner of the TCV Entities, may be deemed to have the sole power to dispose or direct the disposition of the shares held by the TCV Entities and have the sole power to direct the vote of such shares of Class A common stock. TCM VIII, as the direct general partner of TCV VIII, TCV VIII (A), and TCV VIII (B) (collectively, the “TCV VIII Funds”), may also be deemed to have sole power to dispose or direct the disposition of the

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shares of Class A common stock held by the TCV VIII Funds and have the sole power to direct the vote of such shares of Class A common stock. Each of the foregoing disclaims beneficial ownership except to the extent of their respective pecuniary interest therein. Each of the foregoing is c/o TCV, 250 Middlefield Road, Menlo Park, CA 94025.
(21)
Based on a Schedule 13G filed with the SEC on February 7, 2022. Franklin Advisers, Inc. has sole voting and dispositive power with respect to 3,899,347 shares of Class A common stock and Fiduciary Trust Company International has sole voting and dispositive power with respect to 43,095 shares of Class A common stock. Franklin Advisers, Inc. and Fiduciary Trust Company International are investment management subsidiaries of Franklin Resources Inc. (“FRI”). Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. FRI and the Principal Shareholders may be deemed to be, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, the beneficial owners of securities held by persons and entities for whom or for which FRI subsidiaries provide investment management services. Each of the foregoing disclaims beneficial ownership except to the extent of their respective pecuniary interest therein. The address of each of the foregoing is One Franklin Parkway, San Mateo, CA 94403.

(22)
Based on a Schedule 13G filed with the SEC on February 14, 2022. Each of Ares Corporate Opportunities Fund V, L.P. (“ACOF V”); ACOF Investment Management LLC (“ACOF Investment Management”); Ares Management LLC; Ares Management Holdings L.P. (“Ares Management Holdings”); Ares Holdco LLC (“Ares Holdco”); Ares Management Corporation (“Ares Management”); Ares Management GP LLC (“Ares Management GP”); Ares Voting LLC (“Ares Voting”); and Ares Partners Holdco LLC (“Ares Partners”) has shared voting and dispositive power with respect to 3,387,678 shares of Class A common stock. The shares are held of record by ACOF V. The manager of ACOF V is ACOF Investment Management and the sole member of ACOF Investment Management is Ares Management LLC. The sole member of Ares Management LLC is Ares Management Holdings and the general partner of Ares Management Holdings is Ares Holdco. The sole member of Ares Holdco is Ares Management. Ares Management GP is the sole holder of the Class B common stock, $0.01 par value per share, of Ares Management (the “Ares Class B Common Stock”) and Ares Voting is the sole holder of the Class C common stock, $0.01 par value per share, of Ares Management (the “Ares Class C Common Stock”). Pursuant to Ares Management’s Certificate of Incorporation in effect as of the date of this Schedule 13G, the holders of the Ares Class B Common Stock and the Ares Class C Common Stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares Management if certain conditions are met. The sole member of both Ares Management GP and Ares Voting is Ares Partners. Ares Partners is managed by a board of managers, which is composed of Michael J Arougheti, Ryan Berry, R. Kipp deVeer, David B. Kaplan, Antony P. Ressler, and Bennett Rosenthal (collectively, the “Board Members”). Mr. Ressler generally has veto authority over decisions by the Board Members. The address of each of the foregoing is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

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Section 16(a) Beneficial Ownership Reporting
Compliance
Section 16(a) of the Exchange Act requires our executive officers, directors, and 10% stockholders to file certain reports with respect to beneficial ownership of our equity securities. To our knowledge, based solely on a review of copies of reports provided to us, or written representations that no reports were required, we believe that during fiscal year 2021 all Section 16 reports that were required to be filed were filed on a timely basis, with the exception of one late Form 4 reporting one transaction for Carley Roney.
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Additional Information
Stockholder Proposals
Stockholders who would like to have a proposal considered for inclusion in the proxy materials for our 2023 Annual Meeting of Stockholders pursuant to Rule 14a-8 must submit the proposal in writing to our Secretary at Rent the Runway, Inc., 10 Jay Street, Brooklyn, NY 11201, by no later than January 24, 2023 and otherwise comply with the SEC’s requirements for stockholder proposals.
Stockholders who would like to bring a proposal before our 2023 Annual Meeting of Stockholders, or to nominate directors for election, in accordance with the advance notice provisions of our Amended Bylaws, must give timely written notice to our Secretary. To be considered timely, the notice must be delivered to our headquarters at least 90 days, but not more than 120 days before the one-year anniversary of the previous year’s annual meeting. That means that to be timely, a notice must be received no later than April 14, 2023 nor earlier than March 15, 2023 (assuming the meeting is held not more than 30 days before or more than 60 days after July 13, 2023). The notice must comply with the requirements set forth in our Amended Bylaws.
In addition to satisfying the foregoing requirements under the Amended Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than May 15, 2023.
We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.
Information Requests
Our Annual Report on Form 10-K for 2021 is available free of charge on our investor website at investors.renttherunway.com. You may also request a free copy of our Annual Report on Form 10-K for 2021 by sending an email to annualmeeting@renttherunway.com. No other information on our website is incorporated by reference in or considered to be a part of this document.
Other Business
We do not know of any other business that may be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, the persons named on the proxy card will have discretion to vote on the matters in accordance with their best judgment.
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Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this proxy statement that do not relate to matters of historical fact should be considered forward-looking statements. These statements include, but are not limited to, statements regarding the environmental impact of our business and business objectives. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. You should not put undue reliance on any forward-looking statements.
Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward-looking statements are based on information available at the time those statements are made and were based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management as of that time with respect to future events. These statements are subject to risks and uncertainties, many of which involve factors or circumstances that are beyond our control, that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this proxy statement may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. These risks and uncertainties include our ability to manage our growth effectively; risks related to the COVID-19 pandemic; the highly competitive and rapidly changing nature of the global fashion industry; our ability to cost-effectively grow our customer base; any failure to retain customers; our ability to accurately forecast customer demand, manage our offerings effectively and plan for future expenses; risks related to shipping, logistics and our supply chain; our reliance on the effective operation of proprietary technology systems and software as well as those of third-party vendors and service providers; our ability to remediate our material weaknesses in our internal control over financial reporting; laws and regulations applicable to our business; failure to adequately maintain and protect our intellectual property and proprietary rights; compliance with data privacy, data security, data protection and consumer protection laws and industry standards; risks associated with our brand partners; reliance on third parties for elements of the payment processing infrastructure underlying our business; dependence on online sources to attract consumers and promote our business which may be affected by third-party interference or cause our customer acquisition costs to rise; failure by us, our brand partners, or third party manufacturers to comply with our vendor code of conduct or other laws; and risks related to our Class A capital stock and ownership structure.
Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from the Company's expectations is included in our Annual Report on Form 10-K for the year ended January 31, 2022, as may be updated from time to time in our filings with the Securities and Exchange Commission. Except as required by law, we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.
47

Annex A
This proxy statement contains the non-GAAP financial measures, Adjusted EBITDA, and Adjusted EBITDA margin. In addition to our results determined in accordance with GAAP, we believe that Adjusted EBITDA and Adjusted EBITDA margin are useful in evaluating our performance. Adjusted EBITDA is a key performance measure used by management to assess our operating performance and the operating leverage of our business prior to capital expenditures. These non-GAAP financial metrics are not meant to be considered as an indicator of our financial performance in isolation from or as a substitute for our financial information prepared in accordance with GAAP and should be read only in conjunction with financial information presented on a GAAP basis. There are limitations to the use of the non-GAAP financial metrics presented in this proxy statement. For example, our non-GAAP financial metrics may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial metrics differently than we do, limiting the usefulness of those measures for comparative purposes.
We define Adjusted EBITDA as net loss, adjusted to exclude interest expense, rental product depreciation, other depreciation and amortization, share-based compensation expense, write-off of liquidated assets, certain non-recurring, one-time costs (see below footnotes to reconciliation table), income taxes, other income and expense, and other gains / losses. Adjusted EBITDA margin is defined as Adjusted EBITDA calculated as a percentage of revenue.
The reconciliation of the non-GAAP financial metrics to the most directly comparable GAAP financial measure is presented below. We encourage reviewing the reconciliation in conjunction with the presentation of the non-GAAP financial metrics for each of the periods presented. In future periods, we may exclude similar items, may incur income and expenses similar to these excluded items, and may include other expenses, costs, and non-recurring items.
48

The following table presents a reconciliation of net loss, the most comparable GAAP financial measure, to Adjusted EBITDA for the periods presented:
	Year Ended January 31,
	2022	2021
	(in millions)
Net loss	$(211.8)	$(171.1)
Interest (income) / expense, net(1)	53.0	46.6
Rental product depreciation	50.3	69.9
Other depreciation and amortization(2)	19.4	23.0
Share-based compensation(3)	26.6	8.2
Write-off of liquidated assets(4)	4.8	3.3
Non-recurring adjustments(5)	5.3	4.2
Income Tax (Benefit) / Expense	(0.3)	—
(Gain) / loss on warrant liability revaluation, net(6)	24.9	(0.4)
(Gain) / loss on debt extinguishment, net(7)	12.2	0.6
Other (income) / expense, net(8)	(3.9)	(6.2)
Other (gains) / losses(9)	0.3	1.6
Adjusted EBITDA	$(19.2)	$(20.3)
Adjusted EBITDA Margin(10)	(9.4) %	(12.9) %
(1)	Includes debt discount amortization of $5.9 million in the year ended January 31, 2022 and $5.0 million in the year ended January 31, 2021.
(2)	Includes non-rental product depreciation and capitalized software amortization.
(3)
Reflects the non-cash expense for share-based compensation. The year ended January 31, 2022 includes $14.4 million related to the one-time satisfaction of the liquidity-based vesting conditions for certain RSUs previously outstanding and certain RSUs which were granted upon the effectiveness of our IPO in October 2021.

(4)	Reflects the write-off of the remaining book value of liquidated products that had previously been held for sale.
(5)
Non-recurring adjustments for the year ended January 31, 2022 includes $5.2 million of public readiness preparation costs and for the year ended January 31, 2021 includes $3.2 million of costs related to COVID-19 related matters including severance, furlough benefits, one-time bonuses, and related legal fees and $0.5 million of shipping carrier transition costs.

(6)
Includes the expense associated with revaluing prior liability-classified lender warrants to the respective fair values at period end, or prior to conversion. As of January 31, 2022, all outstanding warrants are equity-classified and therefore do not require remeasurement going forward.

(7)	Includes debt extinguishment costs related to debt paydown in the periods presented.
(8)
Primarily includes $(4.0) million of insurance claim proceeds for the year ended January 31, 2022 and $(5.0) million of insurance claim proceeds and $(1.3) million of proceeds from monetizing tax credits for the year ended January 31, 2021.

(9)	Includes costs associated with the write-off of asset disposals, operating lease terminations and foreign exchange.
(10)	Adjusted EBITDA Margin calculated as Adjusted EBITDA as a percentage of revenue.
49

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 07/12/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/RENT2022**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 07/12/2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR each of the following Class I Nominees:

Nominees	For	Withhold
1a. Tim Bixby	☐	☐
1b. Jennifer Fleiss	☐	☐
1c. Carley Roney	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as Rent the Runway's independent registered public accounting firm for the fiscal year ending January 31, 2023.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000573202_1 R1.0.0.24

RENT THE RUNWAY, INC.
Annual Meeting of Stockholders
July 13, 2022 9:00 AM
This proxy is solicited by the Board of Directors

By signing this proxy card, you appoint Scarlett O'Sullivan and Cara Schembri individually as proxies, each with the power to appoint her substitute, and authorize them to represent and vote the shares of Rent the Runway, Inc. that you are entitled to vote at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/RENT2022, at 9:00 a.m. Eastern Time on July 13, 2022, and at any adjournment or postponement of the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000573202_2 R1.0.0.24